AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

SENESCO TECHNOLOGIES, INC.

SENESCO FAB ACQUISITION CORPORATION

and

FABRUS, INC.

Dated as of May 16, 2014

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TABLE OF CONTENTS

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EXHIBITS

Merger Consideration	Exhibit A
Form of Company Stockholder Letter Agreement-Accredited	Exhibit B-1
Form of Company Stockholder Letter Agreement-Non-Accredited	Exhibit B-2
Form of Offer Letter	Exhibit C
Form of FIRPTA Certificate	Exhibit D

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”), dated as of May 16, 2014, is by and among Senesco Technologies, Inc., a Delaware corporation (“Parent”), Senesco Fab Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Fabrus, Inc., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement are defined in Section 11.1, or in the applicable Section of this Agreement to which reference is made in Section 11.2.

RECITALS:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders to consummate the business combination provided for herein;

WHEREAS, the Board of Directors of the Company has determined to recommend to the stockholders of the Company the adoption of this Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the acquisition of the Company by Parent pursuant hereto shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”); and

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger in such form as is required by the relevant provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”). As a result of the Merger, the outstanding shares of capital stock of Merger Sub and the Company shall be converted or canceled in the manner provided in Article II of this Agreement, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation following the Merger. The Company as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation”.

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1.2           Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 502 Carnegie Center, Princeton, New Jersey 08540, on the date hereof, immediately following the execution and delivery to Parent of reasonably satisfactory evidence of the Company Stockholder Approval . The date upon which the Closing occurs is herein referred to as the “Closing Date.” Simultaneously with the Closing, the Company as the Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware as provided in Section 252(c) of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is so filed or at such later time as is set forth in the Certificate of Merger, if different, which time is hereinafter referred to as the “Effective Time.”

1.3           Effects of the Merger.

(a)          At and after the Effective Time, the Merger shall have the effects specified in the DGCL.

(b)          At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the Certificate of Incorporation shall read: “The name of this corporation is Fabrus, Inc.” As so amended and restated, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, until amended thereafter in accordance with applicable Law.

(c)          At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to reflect the name change of Merger Sub), until amended thereafter in accordance with applicable Law.

(d)          At the Effective Time, each of the individuals set forth on Schedule 1.3(d) shall be the directors and officers of the Surviving Corporation, each to hold office until their respective death, permanent disability, resignation or removal or until his or her respective successor is duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Law.

ARTICLE II

CONVERSION OF SECURITIES

2.1           Effect on Company Capital Stock.

(a)          The Company agrees that, prior to the Effective Time, all outstanding Company Common Stock Equivalents other than Company Stock Options shall be terminated or converted into, or exercised or exchanged for, shares of Company’s Common Stock, par value $0.001 per share (“Company Common Stock”). “Company Common Stock Equivalents” means options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or any other Contracts that, directly or indirectly, could require the Company to issue, sell or otherwise cause to become outstanding shares of Company Common Stock. “Company Stock Options” means options to purchase shares of Company Common Stock issued pursuant to the Company’s 2012 Equity Incentive Plan (the “Company Stock Option Plan”).

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(b)          At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company (each such stockholder, a “Company Stockholder”):

(i)          each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (A) Dissenting Shares as provided in Section 2.4 and (B) Company Treasury Shares as provided in Section 2.1(b)(ii), shall be converted into the right to receive and become exchangeable for the merger consideration set forth on Exhibit A (the “Merger Consideration”);

(ii)         each share of Company Common Stock held in the Company’s treasury (“Company Treasury Shares”) immediately prior to the Effective Time and each share owned by any subsidiary of the Company shall not represent the right to receive any Merger Consideration, and each such share shall be canceled and retired and shall cease to exist, and no cash, securities or other property shall be payable in respect thereof; and

(iii)        each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c)          Shares of Parent Common Stock that are issued in exchange for shares of Company Common Stock that are subject to vesting and a repurchase option in favor of the Company immediately prior to the Effective Time (“Company Restricted Shares”) shall be subject to the same vesting schedule and repurchase option as are applicable to such Company Restricted Shares, as set forth in the Company agreements containing such vesting schedule and repurchase option (the “Restricted Shares Agreements”). Such repurchase option shall be assigned to Parent pursuant to the Merger without any further action by the Company or any Company Stockholder. Any reference to Company Restricted Shares shall, at and after the Effective Time, be deemed to constitute a reference to shares of Parent Common Stock subject to repurchase by Parent in accordance with the repurchase option described in the applicable Restricted Shares Agreement, except that the repurchase price per share of such Company Restricted Shares shall be adjusted to reflect the Exchange Ratio.

(d)          In the event of any stock split, combination, reclassification, stock dividend or similar capitalization change with respect to Parent Common Stock prior to the Effective Time, or if a record date with respect to any of the foregoing is fixed, appropriate and proportionate adjustments shall be made to the Merger Consideration and the Exchange Ratio, and thereafter all references to the Merger Consideration and the Exchange Ratio shall be deemed to refer to such Exchange Ratio and Merger Consideration as so adjusted.

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(e)          For purposes of clarity, the pro-forma post-Closing capitalization of Parent shall be reflected on Section 2.1(e) of the Parent Disclosure Schedule.

2.2           Issuance of Parent Common Stock and Warrants.

(a)          Promptly following the Closing, Parent shall direct American Stock Transfer American & Trust Company, LLC (the “Transfer Agent”) to deliver to each Company Stockholder, via The Depository Trust Company or Deposit/Withdrawal at Custodian system, shares of Parent Common Stock which such Company Stockholder has the right to receive pursuant to the provisions of this Article II and as set forth in greater detail on the Allocation Certificate.

(b)          At the Effective Time, each certificate or certificates representing outstanding shares of Company Common Stock (collectively, “Certificates”), other than Dissenting Shares, shall be automatically canceled.

(c)          None of Parent, Merger Sub or the Company shall be liable to any Person in respect of any cash or other property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any shares of Parent Common Stock shall not have been accepted prior to such date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), the shares of Parent Common Stock issuable in respect of such shares of Parent Common Stock shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interests of any Person previously entitled thereto.

(d)          Promptly following the Closing, Parent shall deliver to each holder of Company Common Stock, as of immediately prior to the Effective Time, warrant certificates which shall be exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) calculated pursuant to Section 2.1(b)(i). Such warrant shall be issued in the name of the holder of Company Common Stock as set forth in the Company’s stock ledger immediately prior to the Effective Time.

2.3           No Further Ownership Rights in Company Common Stock. The payment of the Merger Consideration in respect of each share of Company Common Stock owned by the Company Stockholders shall be deemed to have been paid in full satisfaction of all rights pertaining to each such share of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.

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2.4           Dissenters’ Rights.

(a)          Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock held by any Company Stockholder who shall have demanded and not lost or withdrawn, or who shall be eligible to demand, appraisal rights with respect to such shares of Company Common Stock in the manner provided in the DGCL and the CCC (“Dissenting Shares”) shall not represent the right to receive the Merger Consideration. If any Company Stockholder shall fail to perfect or shall effectively withdraw or lose his right to appraisal and payment under the DGCL or the CCC, as the case may be, each share of Company Common Stock held by such Company Stockholder shall thereupon, in accordance with and subject to the provisions set forth in this Article II, represent the right to receive the Merger Consideration.

(b)          The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other communications received by the Company in connection with any demands for appraisal. The Company shall not, except with the written consent of Parent, voluntarily make any payment with respect to any such demands. Parent shall have the right to control all negotiations and proceedings with respect to demands for appraisal, including the right to settle any such demands.

2.5           Withholding. Parent shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of shares of Company Common Stock or Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or Dissenting Shares in respect of which such deduction and withholding was made by Parent.

2.6           Company Stock Options. At the Effective Time, each Company Stock Option outstanding under the Company Stock Option Plan shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be automatically accelerated and terminated by the Company. Immediately following the Effective Time, Parent shall issue Parent Stock Options, as set forth on Exhibit A, to each holder of Company Stock Options cancelled pursuant to this Section 2.6 (each, a “Replacement Option”). To the extent that they replace options which qualify as “incentive stock options,” each Replacement Option will be intended to qualify as an “incentive stock option” under the Code (although Parent makes no representation and warranty whatsoever that such options will so qualify). Each Replacement Option shall be subject to the same terms and conditions as the applicable Company Stock Option it replaced, except that (a) each such Replacement Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock as set forth on Exhibit A, and (b) the exercise price per share of Parent Common Stock shall be equal to the closing selling price of the Parent Common Stock at the close of business on the Effective Time. Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Replacement Options granted in accordance with this Section 2.6. For clarity, each Replacement Option shall vest on the same schedule (with the same vesting start date) and terminate on the same expiration date as the applicable Company Stock Option it replaced.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as of the date hereof that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by the Company to Parent (the “Company Disclosure Schedule”), which is being concurrently delivered to Parent in connection herewith and is designated therein as being the Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article III. Each exception to a representation and warranty set forth in the Company Disclosure Schedule shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Company Disclosure Schedule, and no other representation or warranty. The disclosures in any paragraph of the Company Disclosure Schedule shall qualify other paragraphs in this Article III to the extent that it is reasonably apparent from a reading of the disclosure that such disclosure also qualifies or applies to such paragraph.

3.1          Organization and Good Standing.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse change in the business, financial condition, operations or results of operations of the Company and its Subsidiaries taken as a whole. The Company Disclosure Schedule lists each jurisdiction in which the Company is qualified to do business.

(b)          The Company has materially complied with and is not in default under its Charter Documents. The Charter Documents of the Company in the forms attached to the Company Disclosure Schedule are the Charter Documents of the Company as in effect on the date of this Agreement. “Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

3.2           Capitalization.

(a)          The authorized capital stock of the Company consists of (i) 15,000,000 shares of Company Common Stock, of which 9,113,300 shares are issued and outstanding as of the date hereof. All issued and outstanding shares of Company Common Stock (collectively, the “Company Shares”) have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws.

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(b)          The Company Disclosure Schedule contains a true and complete list of the record holders of the Company Shares and sets forth the full name, current address and number and class of Company Shares owned by each.

(c)          The Company has duly reserved 1,000,000 shares of Company Common Stock for future issuance pursuant to the Company Stock Option Plan, of which Company Stock Options to purchase 425,000 shares of Company Common Stock are outstanding as of the date hereof. The Company has provided to Parent a report dated as of the date hereof that sets forth with respect to each Company Stock Option that is outstanding as of such date: (i) the name of the holder of such Company Stock Option; (ii) the date on which such Company Stock Option was granted; (iii) the term of such Company Stock Option; (iv) the total number of shares of Company Common Stock that were originally subject to such Company Stock Option; (v) the number of shares of Company Common Stock that remain subject to such Company Stock Option and the number of such shares of Company Common Stock that have vested; (vi) the vesting schedule for such Company Stock Option; (vii) the exercise price per share of Company Common Stock purchasable under such Company Stock Option; and (viii) whether such Company Stock Option has been designated an “incentive stock option” as defined in section 422 of the Code. The Company has delivered to Parent accurate and complete copies of (A) its standard form of option agreement, (B) any option agreement which deviates in any material respect from the standard form of option agreement and (C) the Company Stock Option Plan. The Company has provided to Parent a report dated as of the date hereof that sets forth with respect to the Company Restricted Shares that are outstanding as of such date: (i) the name of each holder of Company Restricted Shares; (ii) the total number of Company Restricted Shares originally issued to such holder; (iii) the date on which such Company Restricted Shares were issued; (iv) the number of Company Restricted Shares which have vested; (v) the vesting schedule for such Company Restricted Shares; and (vi) the purchase price per share of such Company Restricted Shares. The Company has delivered to Parent accurate and complete copies of (A) its standard form of restricted shares agreement and (B) any restricted shares agreement which deviates in any material respect from the standard form of restricted shares agreement.

(d)          Except for (i) the Company Shares outstanding as of the date hereof, (ii) the Company Stock Options under the Company Stock Option Plan outstanding as of the date hereof that are disclosed pursuant to Section 3.2(c) and (iii) the other Company Common Stock Equivalents that are disclosed in Section 3.2(d)(iii) of the Company Disclosure Schedule (the Common Stock Equivalents required to be disclosed pursuant to this Section 3.2(d)(iii), the “Other Company Purchase Rights”), the Company does not have outstanding securities of any kind. Except as set forth in the preceding sentence, the Company is not a party to any Contract obligating the Company, directly or indirectly, to issue additional securities and, to the Company’s Knowledge, there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Company.

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(e)          All outstanding Company Stock Options and Other Company Purchase Rights have been duly authorized and validly issued and were issued in compliance with all applicable federal and state securities Laws. All shares of Company Common Stock subject to issuance upon exercise, conversion and/or exchange of Company Stock Options and Other Company Purchase Rights, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(f)          No Company Stock Option or Company Restricted Share will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting (including, without limiting the foregoing, any right to acceleration of vesting that is contingent upon the occurrence of a subsequent event) in favor of any holder of any Company Stock Option, other than as set forth in Section 2.6, (ii) any additional benefits for any holder of any Company Stock Option, or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by the Company prior to the Effective Time with respect to any Company Stock Option assumed by Parent or any Company Restricted Share. Each holder of a Company Stock Option has been or will be given, or shall have properly waived, any required notice of the Merger prior thereto, and all such rights of notice will terminate at or prior to the Effective Time.

(g)          None of the Company Shares, Company Stock Options and Other Company Purchase Rights were issued or have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements. Except as set forth on Section 3.2(g) of the Company Disclosure Schedule, the Company is not a party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities, and there are no such agreements to which the Company is not a party.

(h)          The conversion, exercise and/or exchange of Company Stock Options and Other Company Purchase Rights prior to the Effective Time will be in compliance with the terms of the agreement pursuant to which such securities were issued and in compliance with all federal and state securities Laws, and the issuance of shares of Company Common Stock upon conversion, exercise and/or exchange of such securities shall have been duly authorized by all requisite corporate action on the part of the Company. Any such issuance of shares of Company Common Stock upon conversion, exercise and/or exchange of such securities shall be in accordance with the Company’s Charter Documents and shall not violate the rights of any Company Stockholder.

(i)          Except for the repurchase at cost of shares of Company Common Stock from employees of the Company and its Subsidiaries in connection with the termination of their employment, the Company has not repurchased or otherwise reacquired any of its securities. The repurchase of any such securities was duly approved and authorized by the Board of Directors of the Company and complied in all respects with applicable Law, and the Company has no liability, contingent or otherwise, to make any payments with respect to any such repurchased securities. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of its securities. There are no declared or accrued unpaid dividends with respect to any of the Company’s securities.

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(j)          The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(k)          The Company does not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

3.3           Subsidiaries of the Company.

(a)          The Company Disclosure Schedule contains a true and complete list of the Subsidiaries of the Company and sets forth with respect to each such Subsidiary the jurisdiction of formation, the authorized and outstanding capital stock of such Subsidiary and the owner(s) of record of such outstanding capital stock. The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary of the Company free and clear of all liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership (collectively, “Liens”).

(b)          Each Subsidiary of the Company is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse change in the business, financial condition, operations or results of operations of the Company and its Subsidiaries taken as a whole.

(c)          Other than the shares of capital stock set forth in the Company Disclosure Schedule, no Subsidiary of the Company has outstanding securities of any kind. No Subsidiary of the Company is party to any Contract obligating such Subsidiary, directly or indirectly, to issue any additional securities and, to the Company’s Knowledge, there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire the securities of any such Subsidiary. No Subsidiary of the Company has outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

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(d)          No Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(e)          Other than the Subsidiaries set forth in the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity, or to provide funds to or make any investment (other than passive investment securities).

(f)          There are no obligations, contingent or otherwise, of the Company or any Subsidiary of the Company to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity.

3.4           Authority and Enforceability.

(a)          The Company has all necessary corporate power and authority to enter into this Agreement, and, subject in the case of the consummation of the Merger to the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Sub, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b)          The only stockholder votes required to adopt this Agreement and approve the transactions contemplated hereby are the (i) affirmative vote of the holders of a majority of the then outstanding Company Shares voting as a single class on the record date of a duly convened meeting of the Company Stockholders, or by written consent in lieu of such meeting and (ii) approval disclosed in Section 3.4(b) of the Company Disclosure Schedule (the “Company Stockholder Approval”).

(c)          The Board of Directors of the Company has, by the unanimous vote of all directors in office, (i) duly approved this Agreement, the Merger and the transactions contemplated hereby, (ii) determined that the Merger is advisable and in the best interests of the Company Stockholders and (iii) recommended that the Company Stockholders adopt this Agreement and directed that this Agreement be submitted to the Company Stockholders for adoption.

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3.5           No Conflict; Authorizations.

(a)          The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under the provisions of the Company’s or any of its Subsidiaries’ Charter Documents, (ii) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any material Contract (A) to which the Company or any of its Subsidiaries is a party, (B) of which the Company or any of its Subsidiaries is a beneficiary or (C) by which the Company or any of its Subsidiaries or any of their respective assets is bound, (iii) assuming compliance by the Company with the matters referred to in Section 3.5(b), violate or conflict with any Law, Authorization or Order applicable to the Company or any of its Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Company or any of its Subsidiaries, except for any such violations, conflicts, defaults and events referred to in clause (ii) and for any such violations, conflicts, challenges, remedies, relief, revocations, modifications or Liens referred to in clauses (iii) and (iv) that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. Section 3.5(a) of the Company Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any material Contract to which the Company or any of its Subsidiaries is a party (collectively, “Company Consents”) in order to preserve all rights of, and benefits to, the Surviving Corporation and its Subsidiaries thereunder.

(b)          No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity or other Person, is required to be made, obtained, performed or given to or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger, including no filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the antitrust and competition Laws of all jurisdictions other than those of the United States (the “Other Antitrust Laws”), other than the filing of the Certificate of Merger with the Secretary of State of Delaware.

3.6           Financial Statements.

(a)          True and complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company and its Subsidiaries as at December 31 in each of the years 2012 through 2013 and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the years then ended (the “Company Financial Statements”), are included in the Company Disclosure Schedule.

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(b)          The Company Financial Statements are true, complete and correct in all material respects and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The Company Financial Statements are based on the books and records of the Company and its Subsidiaries, and fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated. The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013 is referred to herein as the “Company Balance Sheet” and the date thereof as the “Company Balance Sheet Date” and the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2014 is referred to herein as the “Interim Company Balance Sheet” and the date thereof as the “Interim Company Balance Sheet Date.”

3.7           No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Company Balance Sheet as of the Company Balance Sheet Date (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Company Balance Sheet Date and which are not, individually or in the aggregate, material in amount and (c) contractual liabilities which have been incurred in the ordinary course of business.

3.8           Inventory. All material inventory of the Company and its Subsidiaries (including active pharmaceutical ingredients, materials, supplies, parts, work-in-process and finished goods) is of a quality, quantity and condition useable in the ordinary course of business. The quantities of each item of inventory are reasonable in the present circumstances of the Company and its Subsidiaries. All material work in process and finished goods inventory is free of any material defect or other material deficiency. All of such inventory is located at the facilities of the Company or a Subsidiary of the Company and no inventory is held on a consignment basis.

3.9           Taxes.

(a)          As used in this Agreement, the following words and terms have the following definitions:

(i)          “Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other like governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

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(ii)         “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(iii)        “Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

(b)          Each of the Company and its Subsidiaries has duly and timely filed all Tax Returns required to have been filed by the Company or such Subsidiary and will duly and timely file all Tax Returns due between the date hereof and the Closing Date. Each such Tax Return is complete, correct and accurate in all material respects. All Taxes owed by the Company and each Subsidiary of the Company (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). Each of the Company and its Subsidiaries has adequately provided for, in its books of account and related records, all liability for all unpaid Taxes, being current Taxes not yet due and payable.

(c)          Each of the Company and its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d)          Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor has the Company or any of its Subsidiaries made (or had made on its behalf) any requests for such extensions. Neither the Company nor any of its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e)          The Company Disclosure Schedule indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit. Except as set forth in the Company Disclosure Schedule there is no Action now pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax or any assessment or deficiency. There are no Liens for Taxes (other than current Taxes not yet due and payable) upon the assets of the Company. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since 2008.

(f)          The Company Disclosure Schedule lists, as of the date of this Agreement, all jurisdictions in which the Company or any of its Subsidiaries currently files Tax Returns. No claim has been made in writing by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

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(g)          Neither the Company nor any of its Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local or foreign income Tax Law). None of the assets or properties of the Company or any of its Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. Neither the Company nor any of its Subsidiaries is a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. Neither the Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. The Company is not a “foreign person” within the meaning of Section 1445 of the Code. Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise tax to the recipient of such payments pursuant to Section 4999 of the Code.

(h)          Neither the Company nor any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. Neither the Company nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority. Each of the Company and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i)          No Subsidiary of the Company that is incorporated in a non-U.S. jurisdiction has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code. No Subsidiary of the Company is a passive foreign investment company within the meaning of Section 1297 of the Code and neither the Company nor any of its Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company. No Subsidiary of the Company that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged.

(j)          Neither the Company nor any of its Subsidiaries (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, condensed or unitary group other than a group of which the Company was the common parent, or (iii) has any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

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(k)          Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Effective Time or (iii) prepaid amount received on or prior to the Effective Time.

(l)          The Company has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(m)          Neither the Company nor, to the Knowledge of Company, any of its Affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that would reasonably be expected to prevent the Merger from constituting a “reorganization” under Section 368 of the Code. The Company is not aware of any agreement or plan to which the Company or any of its Affiliates is a party or other circumstances relating to the Company or any of its Affiliates that could reasonably be expected to prevent the Merger from so qualifying as a “reorganization” under Section 368 of the Code.

(n)          The unpaid Taxes of Company (i) did not, as of the Company Balance Sheet Date and the Interim Company Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet or the Interim Company Balance Sheet, respectively, (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns. Since the Company Balance Sheet Date the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(o)          Notwithstanding any other provision in this Section 3.09, the Company makes no representation or warranty as to the amount or utility of any net operating losses or credit.

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3.10        Compliance with Law; Permits.

(a)          Each of the Company and its Subsidiaries are, and have been, in compliance in all material respects with all Laws to which the Company and its Subsidiaries are subject, except where such non-compliance would not individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity of, been charged by any Governmental Entity with, or, to the Knowledge of the Company, been under investigation by any Governmental Entity with respect to any material violation of any applicable Law, or commenced any internal investigation with respect to any of the foregoing matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents or any other Person authorized to act, and acting, on behalf of the Company or its Subsidiaries has, directly or indirectly, in connection with the business activities of the Company used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage, in each case in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. or the Bribery Act 2010.

(b)          The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity or pursuant to any Law (the “Authorizations”) necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have any of the Authorizations would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. All Authorizations are in full force and effect, no material default (with or without notice, lapse of time, or both) has occurred under any such Authorization, and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Authorization.

(c)          The Company, each of its Subsidiaries, and each of their respective businesses are being and have been operated, and each service or other product provided by the Company or any of its Subsidiaries (each such service or other product, a “Company Service”) is being and has been developed, produced, marketed, distributed, tested, and provided, in compliance with all applicable Laws, including but not limited to the U.S. Federal Food, Drug and Cosmetic Act, the Public Health Service Act, the Health Insurance Portability and Accountability Act of 1996 as amended by the HITECH Act of 2009, the anti-kickback provisions of the Social Security Act and all comparable state Laws, all federal and state transparency Laws relating to payments to healthcare providers, all applicable rules and regulations of the U.S. Food and Drug Administration (“FDA”), the Drug Enforcement Administration (“DEA”) and the U.S. Department of Health and Human Services (“HHS”), and any similar legal provisions in any U.S., state or foreign jurisdiction.

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(d)          The Company and each of its Subsidiaries possess all Authorizations required by the FDA, DEA, HHS, and each other applicable Governmental Entity responsible for the regulation of healthcare or life sciences activities (each, a “Healthcare Regulatory Authority”), and each such Authorization required by a Healthcare Regulatory Authority (each a “Healthcare Regulatory Permit”) necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have any of the Authorizations would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole is (i) in good standing, valid and enforceable and (ii) in full and timely compliance with all filing, maintenance, and fee requirements.

(e)          No Healthcare Regulatory Authority or other Person has provided any FDA Form 483, warning letter, untitled letter, Section 305 notice, or any other notice or communication to the Company or any of its Subsidiaries (i) stating that they may be, were or are in violation of any Law or Healthcare Regulatory Permit, or (ii) threatening to revoke, suspend, deem invalid, or refuse to renew any of the Healthcare Regulatory Permits held by the Company or any of its Subsidiaries, nor does the Company have any Knowledge of any facts that could reasonably give rise to such a communication, notice, audit, investigation or inquiry.

(f)          The Company has made available to Parent true, complete and accurate copies of all material information regarding the quality, efficacy and safety of the Company’s pharmaceutical product candidates, including product candidates subject to an Investigational New Drug Application (“Investigational Products”). The Company has made available to Parent all material correspondence and contact information between the Company, the FDA, EMA and other Governmental Entities regarding the Investigational Products in the Company’s possession, as the case may be, and, to the extent provided to the Company or any subsidiary of the Company, material correspondence between the FDA, EMA and other Governmental Entities relating thereto, including but not limited to (1) reports of inspection observations from any Governmental Entity related to manufacturing facilities where the products are being manufactured, to the extent such report relates to a product, (2) establishment inspection reports from any Governmental Entity, to the extent such report relates to a product, (3) any FDA Form 483s relating to the products or any equivalent thereto from any Governmental Entity in any applicable jurisdiction, (4) any minutes of meetings between the Company and FDA, EMA or other Governmental Entities regarding the products and (5) any notice, warning letter, regulatory letter, Section 305 notice, or any other similar communication to the Company or any of the Subsidiaries stating that their businesses were or are in material violation of any Law, clearance, Authorization, consent, guidance or guideline, or were or are the subject of any material pending or, to the Knowledge of the Company, threatened Governmental Entity investigation, proceeding, review or inquiry.

(g)          Neither the Company, any of its Subsidiaries, nor any officer, director, employee or agent of the Company or any of its Subsidiaries (acting on behalf of the Company or any Subsidiary), has (i) made an untrue statement of a material fact or a fraudulent statement to any Healthcare Regulatory Authority, or failed to disclose a material fact required to be disclosed to any Healthcare Regulatory Authority, (ii) been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any similar Law, (iii) is or has been excluded from participation in any state or federal healthcare program, as defined in 42 USC Section 1320a-7b(f), or (iv) contracted with any employee, contractor, agent, vendor or vendor’s Affiliate knowing that the contracting party is excluded from participation in any state or federal healthcare program.

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(h)          No Person who has conducted research for the Company or any of its Subsidiaries is or has been subject to the FDA’s Application Integrity Policy, or otherwise is under investigation or has been investigated by any Healthcare Regulatory Authority, Institutional Review Board or healthcare institution in any domestic or foreign jurisdiction, with regard to the integrity of data provided to the Company or any of its Subsidiaries.

3.11        Title to Personal Properties.

(a)          With respect to personal properties and assets that they purport to own, including all properties and assets reflected as owned on the Interim Company Balance Sheet (other than inventory sold in the ordinary course of business since the date thereof), the Company or one of its Subsidiaries has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens. “Permitted Liens” means (i) liens for current real or personal property taxes not yet due and payable and with respect to which the Company maintains adequate reserves, (ii) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the Company’s or any of its Subsidiaries’ business in any material respect or the present use of the affected property and (iii) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present use of the properties they affect.

(b)          With respect to material personal properties and assets that are leased, the Company or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither the Company nor any of its Subsidiaries nor any other party thereto is in violation of any of the terms of any such lease other than any such violations that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

3.12        Real Property.

(a)          The Company does not own any real property nor have any interest in real property. The Company Disclosure Schedule contains a list of all real property and interests in real property leased by the Company or any of its Subsidiaries (the “Real Property”). The Real Property listed on the Company Disclosure Schedule includes all interests in real property used in or necessary for the conduct of the businesses and operations of the Company and its Subsidiaries as currently conducted.

(b)          With respect to Real Property, the Company has delivered to Parent a true and complete copy of every lease and sublease pursuant to which the Company or any Subsidiary of the Company is a party or by which any of them is bound (each, a “Lease”). The Company or one of its Subsidiaries has peaceful, undisturbed and exclusive possession of the Real Property.

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(c)          Neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity that the Real Property does not comply with all applicable material building and zoning codes, deed restrictions, ordinances and rules.

(d)          To the Company’s Knowledge, there are no pending or threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely affect the current use, occupancy or value thereof.

(e)          No Person other than the Company or a Subsidiary of the Company is in possession of any of the Real Property or any portion thereof, and, to the Company’s Knowledge, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Company or a Subsidiary of the Company the right of use or occupancy of the Real Property or any portion thereof.

3.13        Intellectual Property.

(a)          As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

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(b)          The Company Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by the Company and/or one or more of its Subsidiaries (whether exclusively, jointly with another Person or otherwise) (“Company Owned Intellectual Property”); provided that the Company Disclosure Schedule is not required to list items of Company Owned Intellectual Property which are (i) immaterial to the Company and its Subsidiaries or (ii) not registered or the subject of an application for registration. Except as described in the Company Disclosure Schedule, the Company or one of its Subsidiaries owns the entire right, title and interest to all Company Owned Intellectual Property free and clear of all Liens.

(c)          The Company Disclosure Schedule lists all licenses, sublicenses and other Contracts (“In-Bound Licenses”) pursuant to which a third party authorizes the Company or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into the Company’s or any of its Subsidiaries’ products and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive; provided, however, that the Company Disclosure Schedule is not required to list In-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses. The Company Owned Intellectual Property, together with the Company’s and its Subsidiaries’ rights under the In-Bound Licenses listed in the Company Disclosure Schedule or that are “shrink-wrap” or similar commercially available end-user licenses, collectively, the “Company Intellectual Property”.

(d)          The Company Disclosure Schedule lists all licenses, sublicenses and other Contracts (“Out-Bound Licenses”) pursuant to which the Company or any of its Subsidiaries authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Company Owned Intellectual Property or pursuant to which the Company or any of its Subsidiaries grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

(e)          The Company and/or one or more of its Subsidiaries (i) exclusively owns the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of the Company and its Subsidiaries as they are currently conducted free and clear of Liens (including the design, manufacture, license and sale of all products currently under development or in production), or (ii) otherwise rightfully use or otherwise enjoy such Intellectual Property pursuant to the terms of a valid and enforceable In-Bound License that is listed in the Company Disclosure Schedule or that is a “shrink-wrap” or similar commercially available end-user license.

(f)          All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by the Company or any of its Subsidiaries (“Company Registered Items”) that are currently due have been paid and all documents and certificates related to such Company Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Items. All Company Registered Items are in good standing.

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(g)          The Company is not aware of any challenges (or any reasonable basis therefor) with respect to the validity or enforceability of any Company Intellectual Property. The Company Disclosure Schedule lists the status of any Actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Company Intellectual Property, including the due date for any outstanding response by the Company or any of its Subsidiaries in such Actions. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Company Intellectual Property. The Company Disclosure Schedule lists all previously held Company Registered Items that the Company or any of its Subsidiaries has abandoned, cancelled, forfeited or relinquished during the 12 months prior to the date of this Agreement.

(h)          None of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed, by the Company or any of its Subsidiaries, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. Neither the Company nor any of its Subsidiaries, by conducting its business as currently conducted, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. Neither the Company nor any of its Subsidiaries has received any communication alleging that the Company or any of its Subsidiaries or any of their respective products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to the Company’s Knowledge, is there any basis therefor. No Action has been instituted, or, to the Company’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by the Company or any of its Subsidiaries and none of the Company Intellectual Property is subject to any outstanding Order. To the Company’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of the Company or any of its Subsidiaries or has otherwise misappropriated or is otherwise misappropriating any Company Intellectual Property.

(i)          The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by the Company or any of its Subsidiaries that is not covered by an issued Patent.

(j)          All current and former employees, consultants and contractors of the Company and its Subsidiaries have executed and delivered agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Company and its Subsidiaries (“Work Product Agreements”). No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Company Intellectual Property.

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(k)          To the Company’s Knowledge, no employee, consultant or contractor of the Company or any of its Subsidiaries has been, is or will be, by performing services for the Company or such Subsidiary, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or independent contractor’s employment by the Company or any Subsidiary or any services rendered by such employee, consultant or independent contractor.

(l)          All Intellectual Property that has been distributed, sold or licensed to a third party by the Company or any of its Subsidiaries that is covered by a warranty conformed to or conforms to, and performed or performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of the Company or such Subsidiary for the time period during which such representations and warranties apply. True and complete copies have been provided to Parent of all Contracts pursuant to which the Company or any of its Subsidiaries has agreed to indemnify a third party in connection with any Intellectual Property that has been distributed, sold or licensed by the Company or any of its Subsidiaries.

(m)          The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of the Company’s or any of its Subsidiaries’ rights to own any of its Intellectual Property or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

3.14        Absence of Certain Changes or Events. Since the Company Balance Sheet Date to the date of this Agreement:

(a)          there has not been any material adverse change in the business, financial condition, operations or results of operations of the Company and its Subsidiaries taken as a whole;

(b)          neither the Company nor any of its Subsidiaries has amended or otherwise modified its Charter Documents;

(c)          neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

(d)          neither the Company nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities other than the grant of Company Stock Options and the issuance of shares of Company Common Stock upon exercise of Company Stock Options or conversion of the Other Purchase Rights, in each case, in the ordinary course of business consistent with past practice;

(e)          neither the Company nor any of its Subsidiaries has altered any term of any outstanding securities;

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(f)           neither the Company nor any of its Subsidiaries has (i) increased or modified the compensation or benefits payable or to become payable to any of their respective current or former directors, employees, contractors or consultants, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any of its current or former directors, employees, contractors or consultants or (iii) entered into any employment, severance or termination agreement;

(g)          neither the Company nor any of its Subsidiaries has sold, leased, transferred or assigned any property or assets of the Company or any of its Subsidiaries, except for the sale of inventory and the grant of Out-Bound Licenses on a non-exclusive basis, in each case in the ordinary course of business consistent with past practice;

(h)          neither the Company nor any of its Subsidiaries has incurred, assumed or guaranteed any Indebtedness, or modified the terms of any Indebtedness outstanding as of the Company Balance Sheet Date;

(i)           neither the Company nor any of its Subsidiaries has incurred any material Liability or created or assumed any Lien on any asset, except for Permitted Liens, Liens arising under lease financing arrangements existing as of the Company Balance Sheet Date and Liens for Taxes not yet due and payable with respect to which the Company maintains adequate reserves;

(j)           neither the Company nor any of its Subsidiaries has made any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;

(k)          neither the Company nor any of its Subsidiaries has entered into any Company Material Contract;

(l)          (i) no Company Material Contract has been modified, (ii) no rights under any Company Material Contract have been waived or accelerated and (iii) no Contract that would be required to be listed as a Company Material Contract pursuant to Section 3.15 hereof if such Contract were in effect on the date hereof has been terminated or cancelled;

(m)         neither the Company nor any of its Subsidiaries has sold, transferred, pledged or assigned any Company Intellectual Property;

(n)          there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries;

(o)          there has not been any violation of or conflict with any Law to which the business, operations, assets or properties of the Company or any of its Subsidiaries are subject, except for any such violations and conflicts that could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole;

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(p)          there has not been any material damage, destruction or loss with respect to the property and assets of the Company or any of its Subsidiaries, whether or not covered by insurance;

(q)          neither the Company nor any of its Subsidiaries has made any change in accounting practices;

(r)           neither the Company nor any of its Subsidiaries has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes; or

(s)          neither the Company nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

3.15        Contracts.

(a)          The Company Disclosure Schedule contains a complete and accurate list of each Contract or series of related Contracts to which the Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:

(i)          for the purchase of materials, supplies, goods, services, equipment or other assets;

(ii)         for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets;

(iii)       that requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv)       pursuant to which (A) the Company or any of its Subsidiaries purchases components for inclusion into its products other than components purchased solely on a purchase order basis or (B) pursuant to which a third party manufactures or assembles products on behalf of the Company or any of its Subsidiaries;

(v)        that continues over a period of more than six months from the date hereof and involves payments to or by the Company or any of its Subsidiaries exceeding $50,000, other than arrangements disclosed pursuant to the preceding subparagraphs (i) and (ii);

(vi)       that is an employment, consulting, termination or severance Contract, other than any such Contract that is terminable at-will by the Company or any of its Subsidiaries without liability to the Company or such Subsidiary;

(vii)      that is a partnership, joint venture or similar Contract;

(viii)     that is a distribution, dealer, representative or sales agency Contract;

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(ix)        that is a (A) Lease or (B) Contract for the lease of personal property;

(x)         which provides for the indemnification by the Company or any of its Subsidiaries of any Person, the undertaking by the Company or any of its Subsidiaries to be responsible for consequential damages, or the assumption by the Company or any of its Subsidiaries of any Tax, environmental or other Liability;

(xi)        with any Governmental Entity;

(xii)       that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xiii)      for a charitable or political contribution;

(xiv)      for any capital expenditure or leasehold improvement;

(xv)       that restricts or purports to restrict the right of the Company or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(xvi)      that is an In-Bound License or Out-Bound License;

(xvii)     that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise); and

(xviii)    that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

(xix)      that is otherwise material to the Company and its Subsidiaries as a whole and not previously disclosed pursuant to this Section 3.15.

(b)          Each Contract required to be listed in Section 3.15 of the Company Disclosure Schedule (collectively, the “Company Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms.

(c)          Neither the Company nor any of its Subsidiaries is, and to the Company’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment in any material respect of any obligation, covenant, condition or other term contained in any Company Material Contract, and neither the Company nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict in any material respect with or result in a violation or breach in any material respect of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Company Material Contract.

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(d)          The Company has provided accurate and complete copies of each Company Material Contract to Parent.

(e)          All Contracts other than Company Material Contracts to which the Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound, are in all material respects valid and enforceable in accordance with their terms. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by the Company or any of its Subsidiaries, except in either case where any such default or defaults could not reasonably be expected have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole.

3.16        Litigation.

(a)          There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) pending or, to the Company’s Knowledge, threatened (i) against the Company or any of its Subsidiaries or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger. No event has occurred or circumstances exist that, to the Company’s Knowledge, may give rise or serve as a basis for any such Action. To the Company’s Knowledge, there is no Action against any current or former director or employee of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation.

(b)          There is no unsatisfied judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. There is no Order to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject.

3.17        Employee Benefits.

(a)          The Company Disclosure Schedule sets forth a complete and accurate list of all Company Benefit Plans. A current, accurate and complete copy of each Company Benefit Plan has been provided to Parent. Neither the Company nor any of its Subsidiaries has any intent or commitment to create any additional Company Benefit Plan or amend any Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, in each case which is sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate otherwise has any present or future Liability. “ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.

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(b)          Each Company Benefit Plan has been and is currently administered in compliance in all material respects with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Company Benefit Plan. Each Company Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has received a determination letter (or opinion letter) from the Internal Revenue Service to the effect that such Pension Plan and the trust created thereunder is so qualified and tax-exempt, and no such determination or opinion letter has been revoked nor, to the Company’s Knowledge, has revocation been threatened, and no condition exists that would adversely affect any such determination. No Company Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(c)          None of the Company, any Subsidiary of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject Company, any Subsidiary of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

(d)          There is no event or condition existing which could be deemed a “reportable event” (within the meaning of Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived. To the Company’s Knowledge, no condition exists which could subject the Company or any of its Subsidiaries to a penalty under Section 4071 of ERISA.

(e)          None of the Company, any Subsidiary of the Company or any ERISA Affiliate is, or has been, party to, sponsored, maintained, participated in, contributed to, or had any obligation to participate in or contribute to, any “multi-employer plan,” as that term is defined in Section 3(37) of ERISA.

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(f)           True and correct copies of (i) the most recent annual report on Form 5500 and any attached schedules for each Company Benefit Plan (if any such report was required by applicable Law), (ii) the most recent determination letter issued by the Internal Revenue Service for each Pension Plan, (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement, group annuity contract or other funding vehicle relating to any Company Benefit Plan and (v) the most recent financial statements and actuarial reports for each Company Benefit Plan (if any), have been provided to or made available to Parent.

(g)          With respect to each Company Benefit Plan, there are no Actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Company’s Knowledge, threatened against any Company Benefit Plan, the Company, any Subsidiary of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan.

(h)          With respect to each Company Benefit Plan to which the Company, any Subsidiary of the Company or any ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Company Benefit Plan complies, and in each case has complied, in all material respects with all applicable requirements of Section 4980B of the Code.

(i)           Full payment has been made of all amounts which the Company, any Subsidiary of the Company or any ERISA Affiliate was required to have paid as a contribution to any Company Benefit Plan as of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement. No Company Benefit Plan is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code.

(j)           Each Company Benefit Plan is, and its administration is and has been during the six-year period preceding the date of this Agreement, in all material respects in compliance with, and none of Company, any Subsidiary of the Company or any ERISA Affiliate has received any claim or notice that any such Company Benefit Plan is not in material compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.

(k)          None of the Company, any Subsidiary of the Company and any ERISA Affiliate is in default in any material respect in performing any of its contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract.

(l)           There are no material outstanding Liabilities of any Company Benefit Plan other than Liabilities for benefits to be paid to participants in any Company Benefit Plan and their beneficiaries in accordance with the terms of such Company Benefit Plan.

(m)         Subject to ERISA and the Code, each Company Benefit Plan may be amended, modified, terminated or otherwise discontinued by the Company, a Subsidiary of the Company or an ERISA Affiliate at any time without liability.

(n)          No Company Benefit Plan other than a Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment.

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(o)          With respect to each Company Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), such Company Benefit Plan (including any Company Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of Company or any of its Subsidiaries or terminated, in each case, without material liability to Company and its Subsidiaries on or at any time after the Effective Time.

(p)          No Company Benefit Plan provides health, medical or other welfare benefits or insurance after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other applicable Law).

(q)          The consummation of the Merger will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result in the payment or series of payments by any Company or any of its Affiliates to any Person of an “excess parachute payment” within the meaning of Section 280G of the Code.

(r)          With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of the Company, any Subsidiary of the Company or any ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

(s)          Each Company Benefit Plan that constitutes a “welfare benefit plan,” within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by the Company, any Subsidiary of the Company or any ERISA Affiliate as deductions under any provision of the Code, is in compliance in all material respects with all applicable requirements pertaining to such deduction. With respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code. All welfare benefit funds intended to be exempt from tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.

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(t)          The Company Disclosure Schedule sets forth all Company Benefit Plans covering employees of the Company or any of its Subsidiaries outside of the United States (the “Foreign Plans”). The Foreign Plans have been operated in accordance, and are in compliance, in all material respects with their constituent documents and all applicable Laws. There are no material unfunded Liabilities under or in respect of the Foreign Plans, and all contributions or other payments required to be made to or in respect of the Foreign Plans prior to the Closing Date have been made or will be made prior to the Closing Date.

3.18        Labor and Employment Matters.

(a)          The Company Disclosure Schedule sets forth (i) (A) a list of all directors, employees, contractors and consultants of the Company and its Subsidiaries (including title and position) as of the date hereof, and (B) the base compensation and benefits of each such director, employee, consultant and consultant, and (ii) a list of all former directors, employees, contractors and consultants of the Company and each of its Subsidiaries who are receiving benefits or scheduled to receive benefits in the future, and the pension benefit, medical insurance coverage and other benefits of each such director, employee, contractor and consultant. All directors, employees, contractors and consultants of the Company and its Subsidiaries may be terminated by the Company or the relevant Subsidiary at any time with or without cause and without any severance or other Liability to the Company or such Subsidiary. The individuals listed in Section 3.18(a) of the Company Disclosure Schedule have been properly characterized as independent contractors using the applicable rules and regulations of the Internal Revenue Service.

(b)          Neither the Company nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining Contract. There have not been since January 1, 2008 and there are not pending or threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company or any of its Subsidiaries. There is no unfair labor practice, charge or complaint pending, unresolved or, to the Company’s Knowledge, threatened before the National Labor Relations Board. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.

(c)          Each of the Company and its Subsidiaries has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. Each of the Company and its Subsidiaries has filed all material reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

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(d)          Each of the Company and its Subsidiaries has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(e)          Neither the Company nor any of its Subsidiaries is a party to any Contract which restricts the Company or any of its Subsidiaries from relocating, closing or terminating any of its operations or facilities or any portion thereof. Neither the Company nor any of its Subsidiaries have effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) or (ii) a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of the Company or any of its Subsidiaries, except in accordance with the WARN Act. The consummation of the Merger will not create liability for any act by the Company or any of its Subsidiaries on or prior to the Closing Date under the WARN Act or any other Law respecting reductions in force or the impact on employees on plant closings or sales of businesses.

(f)          Each of the Company and its Subsidiaries has complied and is in compliance in all material respects with the requirements of the Immigration Reform and Control Act of 1986. The Company Disclosure Schedule sets forth a true and complete list of all employees working in the United States who are not U.S. citizens and a description of the legal status under which each such employee is permitted to work in the United States. All employees of the Company and its Subsidiaries who are performing services for the Company or any of its Subsidiaries in the United States are legally able to work in the United States and will be able to continue to work in the United States following the Merger.

3.19        Environmental.

(a)          As used in this Agreement, the following words and terms have the following definitions:

(i)          “Environment” means all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

(ii)         “Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law or otherwise asserting that the Company or any of its Subsidiaries has incurred any Environmental Liability.

(iii)        “Environmental Clean-up Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action related to or arising from any alleged violation of any Environmental Law, or at which there has been a threatened or actual Release of a Hazardous Substance.

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(iv)        “Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non-U.S. Laws and regulations of similar import, and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.

(v)         “Environmental Liabilities” means Liabilities based upon or arising out of (A) the ownership or operation of the business of the Company or any of its Subsidiaries or (B) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Substance or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances.

(vi)        “Environmental Permit” means any Authorization under Environmental Law, and includes any and all Orders issued or entered into by a Governmental Entity under Environmental Law.

(vii)       “Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

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(viii)      “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

(b)          Each of the Company and its Subsidiaries has secured, and is in compliance in all material respects with, all Environmental Permits required in connection with its operations and the Real Property. Each Environmental Permit, together with the name of the Governmental Entity issuing such Environmental Permit, is set forth in the Company Disclosure Schedule. All such Environmental Permits are valid and in full force and effect and none of such Environmental Permits will be terminated or impaired or become terminable as a result of the Merger. Each of the Company and its Subsidiaries have been, and are currently, in compliance in all material respects with all Environmental Laws. Neither the Company nor any of its Subsidiaries has received notice alleging that the Company or any of its Subsidiaries is not in such compliance with Environmental Laws.

(c)          There are no past, pending or, to the Company’s Knowledge, threatened Environmental Actions against or affecting the Company or any of its Subsidiaries, and the Company is not aware of any facts or circumstances which could be expected to form the basis for any Environmental Action against the Company or any of its Subsidiaries.

(d)          Neither the Company nor any of its Subsidiaries has entered into or agreed to any Order, and neither the Company nor any of its Subsidiaries is subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

(e)          No Lien has been attached to, or asserted against, the assets, property or rights of the Company or any of its Subsidiaries pursuant to any Environmental Law, and, to the Company’s Knowledge, no such Lien has been threatened. To the Company’s Knowledge, there are no facts, circumstances or other conditions that could be expected to give rise to any Liens on or affecting any Real Property.

(f)          There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Real Property or any other property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries. No Hazardous Substances are present in, on, about or migrating to or from any Real Property that could be expected to give rise to an Environmental Action against the Company or any of its Subsidiaries.

(g)          Neither the Company nor any of its Subsidiaries has received a CERCLA 104(e) information request nor has the Company or any of its Subsidiaries been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state Law. Neither the Company nor any of its Subsidiaries has received an analogous notice or request from any non-U.S. Governmental Entity.

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(h)          Neither the Company nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.

(i)           The Company has provided to Parent true and complete copies of, or access to, all written environmental assessment materials and reports that have been prepared by or on behalf of the Company or any of its Subsidiaries.

3.20        Related Party Transactions. There are no Contracts of any kind, written or oral, entered into by the Company or any of its Subsidiaries with, or for the benefit of, any officer, director or stockholder of the Company or, to the Knowledge of the Company, any Affiliate of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been provided to Parent and are listed on the Company Disclosure Schedule, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Company Benefit Plans of which copies have been provided to Parent. To the Knowledge of the Company, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with the Company or any of its Subsidiaries (other than ownership of securities in a publicly traded company representing less than one percent of the outstanding stock of such company). No officer or director of the Company or any of its Subsidiaries or member of his or her immediate family or greater than 5% stockholder of the Company or, to the Knowledge of the Company, any Affiliate of any of them or any employee of the Company or any of its Subsidiaries is directly or indirectly interested in any Company Material Contract.

3.21        Insurance.

(a)          The Company Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy, binder of insurance and fidelity bond which covers the Company or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”) and (ii) a list of all pending claims and the claims history for the Company and each Subsidiary during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b)          The Company Disclosure Schedule describes any self-insurance arrangement by or affecting the Company or any of its Subsidiaries, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three years.

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(c)          All Policies are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to the Company and its Subsidiaries following the Merger. Such Policies provide adequate insurance coverage for the Company and its Subsidiaries and their respective businesses, properties, assets and employees, and are sufficient in all material respects for compliance with all Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound.

(d)          All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. Neither the Company nor any of its Subsidiaries has received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

3.22        Books and Records. The minute books of the Company (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors) are correct and complete in all material respects, and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Company.

3.23        Products. The Company and its Subsidiaries do not manufacture, sell or distribute any product or service.

3.24        Brokers or Finders. There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of the Company or the Company Stockholders who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement. No claim exists or will exist against the Company, any of its Subsidiaries or the Surviving Corporation or, based on any action by the Company or any of its Subsidiaries, against Parent for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

3.25        No Illegal Payments. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to the Company or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which the Company, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, or (d) had any off-book bank or cash accounts or “slush funds.”

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3.26        Suppliers. The Company Disclosure Schedule sets forth the names of all of the material suppliers to the Company and its Subsidiaries. No such supplier has threatened to cancel or otherwise terminate, its relationship with the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received notice that any such supplier may cancel or otherwise materially and adversely modify its relationship with the Company or such Subsidiary or limit its services, supplies or materials to the Company or such Subsidiary, as a result of the Merger or otherwise.

3.27        Bank Accounts. The Company Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

3.28        Powers of Attorney. Except as set forth in the Company Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries in favor of any Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as (i) set forth in the disclosure schedule dated and delivered as of the date hereof by Parent to the Company (the “Parent Disclosure Schedule”), which is being concurrently delivered to Company in connection herewith and is designated therein as being the Parent Disclosure Schedule and (ii) set forth in the Parent SEC Reports since January 1, 2012 other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Parent SEC Reports or other forward-looking statements in such Parent SEC Reports). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article IV. Each exception to a representation and warranty set forth in the Parent Disclosure Schedule shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Parent Disclosure Schedule, and no other representation or warranty. The disclosures in any paragraph of the Parent Disclosure Schedule shall qualify other paragraphs in this Article IV to the extent that it is reasonably apparent from a reading of the disclosure that such disclosure also qualifies or applies to such paragraph.

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4.1          Organization and Good Standing.

(a)          Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected have, individually or in the aggregate, a material adverse change in the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole. The Parent Disclosure Schedule lists each jurisdiction in which Parent is qualified to do business.

(b)          Parent has materially complied with and is not in default under its Charter Documents. The Charter Documents of Parent in the forms attached to the Parent Disclosure Schedule are the Charter Documents of Parent as in effect on the date of this Agreement.

4.2          Capital Structure.

(a)          The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, and 5,000,000 shares of Preferred Stock, $0.01 par value (“Parent Preferred Stock”), of which 12,000 are designated 10% Series A Convertible Preferred Stock. As of April 28, 2014, (i) 6,906,160 shares of Parent Common Stock were issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable, (ii) 580 shares of Parent Preferred Stock were issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable, (iii) 275,085 shares of Parent Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under the Parent Stock Option Plans, (iv) 1,570,891 shares of Parent Common Stock were reserved for future issuance pursuant to stock options remaining available for grant under the Parent Stock Option Plans, and (v) 3,765,995 shares of Parent Common Stock were reserved for future issuance pursuant to warrants granted and outstanding. The shares of Parent Common Stock issuable pursuant to the Merger have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which are issued and outstanding, and all of which shares are validly issued, fully paid, nonassessable and owned by Parent.

(b)          Parent has provided to the Company a report dated as of April 28, 2014 that sets forth with respect to each Parent Stock Option that is outstanding as of such date: (i) the name of the holder of such Parent Stock Option; (ii) the date on which such Parent Stock Option was granted; (iii) the term of such Parent Stock Option; (iv) the total number of shares of Parent Common Stock that were originally subject to such Parent Stock Option; (v) the number of shares of Parent Common Stock that remain subject to such Parent Stock Option and the number of such shares of Parent Common Stock that have vested; (vi) the vesting schedule for such a Parent Stock Option; (vii) the exercise price per share of Parent Common Stock purchasable under such Parent Stock Option; and (viii) whether such Parent Stock Option has been designated an “incentive stock option” as defined in section 422 of the Code. Parent has delivered to the Company accurate and complete copies of (A) its standard form of option agreement, (B) any option agreement which deviates in any material respect from the standard form of option agreement and (C) the Parent Stock Plans. Parent has provided to the Company a report dated as of the date hereof that sets forth with respect to shares of Parent Common Stock that are subject to vesting and a repurchase option in favor of Parent immediately prior to the Effective Time. Parent Restricted Shares that are outstanding as of such date: (i) the name of each holder of Parent Restricted Shares; (ii) the total number of Parent Restricted Shares originally issued to such holder; (iii) the date on which such Parent Restricted Shares were issued; (iv) the number of Parent Restricted Shares which have vested; (v) the vesting schedule for such Parent Restricted Shares; and (vi) the purchase price per share of such Parent Restricted Shares. Parent has delivered to the Company accurate and complete copies of (A) its standard form of restricted shares agreement and (B) any restricted shares agreement which deviates in any material respect from the standard form of restricted shares agreement.

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(c)          Parent has provided to the Company a report dated as of April 28, 2014 that sets forth with respect to each Parent warrant that is outstanding as of such date: (i) the name of the holder of such warrant; (ii) the date on which such warrant was granted; (iii) the term of such warrant; (iv) the total number of shares of Parent Common Stock that were originally subject to such warrant; (v) the number of shares of Parent Common Stock that remain subject to such warrant and the number of such shares of Parent Common Stock that have been exercised; and (vi) the exercise price per share of Parent Common Stock purchasable under such warrant. Parent has delivered to the Company accurate and complete copies of each outstanding warrant.

(d)          Except for (i) the Parent Common Stock outstanding as of the date hereof (collectively, the “Parent Shares”), (ii) the Parent Stock Options under the Parent Stock Option Plans outstanding as of the date hereof that are disclosed pursuant to Section 4.2(b), (iii) Parent warrants outstanding as of the date hereof that are disclosed pursuant to Section 4.2(c) and (iii) the other Parent Common Stock Equivalents that are disclosed in Section 4.2(d) of the Parent Disclosure Schedule (the Parent Stock Equivalents required to be disclosed pursuant to this Section 4.2(c), the “Other Parent Purchase Rights”), Parent does not have outstanding securities of any kind. Except as set forth in the preceding sentence, Parent is not a party to any Contract obligating Parent, directly or indirectly, to issue additional securities and, to Parent’s Knowledge, there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of Parent.

(e)          All outstanding Parent Stock Options and Other Parent Purchase Rights have been duly authorized and validly issued and were issued in compliance with all applicable federal and state securities Laws. All shares of Parent Common Stock subject to issuance upon exercise, conversion and/or exchange of Parent Stock Options and Other Parent Purchase Rights, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

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(f)           No Parent Stock Option or Parent Restricted Share will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by Parent in connection with such transactions, will result in (i) any acceleration of exercisability or vesting (including, without limiting the foregoing, any right to acceleration of vesting that is contingent upon the occurrence of a subsequent event) in favor of any holder of any Parent Stock Option, (ii) any additional benefits for any holder of any Parent Stock Option, or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by Parent prior to the Effective Time with respect to any Parent Stock Option. Each holder of a Parent Stock Option has been or will be given, or shall have properly waived, any required notice of the Merger prior thereto, and all such rights of notice will terminate at or prior to the Effective Time.

(g)          None of the Parent Shares, Parent Stock Options and Other Purchase Rights were issued or have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements. Except as set forth on Section 4.2(g) of the Parent Disclosure Schedule, Parent is not a party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities, and there are no such agreements to which Parent is not a party.

(h)          The conversion, exercise and/or exchange of Parent Stock Options and Other Purchase Rights prior to the Effective Time will be in compliance with the terms of the agreement pursuant to which such securities were issued and in compliance with all federal and state securities Laws, and the issuance of shares of Parent Common Stock upon conversion, exercise and/or exchange of such securities shall have been duly authorized by all requisite corporate action on the part of Parent. Any such issuance of shares of Parent Common Stock upon conversion, exercise and/or exchange of such securities shall be in accordance with the Parent’s Charter Documents and shall not violate the rights of any stockholder of Parent (such stockholder, a “Parent Stockholder”).

(i)           Except for the repurchase at cost of shares of Parent Common Stock from employees of Parent and its Subsidiaries in connection with the termination of their employment, Parent has not repurchased or otherwise reacquired any of its securities. The repurchase of any such securities was duly approved and authorized by the Board of Directors of Parent and complied in all respects with applicable Law, and Parent has no liability, contingent or otherwise, to make any payments with respect to any such repurchased securities. There are no obligations, contingent or otherwise, of Parent to repurchase, redeem or otherwise acquire any of its securities. There are no declared or accrued unpaid dividends with respect to any of Parent’s securities.

(j)           Parent does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(k)          Parent does not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

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(l)          Each share of Parent Preferred Stock is convertible into such number of shares of Parent Common Stock as set forth in the Parent Disclosure Schedule.

4.3           Authority and Enforceability.

(a)          Each of Parent and Merger Sub has the requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

(b)          No vote of the holders of Parent Common Stock is required to adopt this Agreement. No vote of the holders of Parent Common Stock is required to authorize the issuance of shares of Parent Common Stock in connection with the Merger.

(c)          The Board of Directors of Parent has, by the unanimous vote of all directors in office, (i) duly approved this Agreement, the Merger and the transactions contemplated hereby, (ii) determined that the Merger is advisable and in the best interests of the Parent Stockholders, (iii) duly approved the 2008 Plan Amendment, (iv) accepted the resignation of the individuals set forth in the Parent Disclosure Schedule from the Board of Directors of Parent, effective immediately prior to the Effective Time and (v) approved the appointment of the individuals set forth on Schedule 8.2(d)(C) to the Board of Directors of Parent effective as of the Effective Time.

4.4           Subsidiaries of Parent.

(a)          The Parent SEC Reports contain a true and complete list of the Subsidiaries of Parent and sets forth with respect to each such Subsidiary the jurisdiction of formation, the authorized and outstanding capital stock of such Subsidiary and the owner(s) of record of such outstanding capital stock. The outstanding shares of capital stock of each Subsidiary of Parent have been duly authorized and validly issued, are fully paid and nonassessable and are owned by Parent or another Subsidiary of Parent free and clear of all Liens.

(b)          Each Subsidiary of Parent is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse change in the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole.

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(c)          Other than the shares of capital stock set forth in the Parent Disclosure Schedule, no Subsidiary of Parent has outstanding securities of any kind. No Subsidiary of Parent is party to any Contract obligating such Subsidiary, directly or indirectly, to issue any additional securities and, to Parent's Knowledge, there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire the securities of any such Subsidiary. No Subsidiary of Parent has outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(d)          No Subsidiary of Parent has outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(e)          Other than the Subsidiaries set forth in the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity, or to provide funds to or make any investment (other than passive investment securities).

(f)          There are no obligations, contingent or otherwise, of Parent or any Subsidiary of Parent to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity.

4.5           No Conflicts; Authorizations.

(a)          The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under the provisions of any of the Charter Documents of Parent or any of its Subsidiaries’ (including Merger Sub’s) Charter Documents, (ii) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment under any Contract to which (A) Parent or any of its Subsidiaries’ (including Merger Sub) is a party, (B) of which Parent or any of its Subsidiaries (including Merger Sub) is a beneficiary or (C) by which the Parent or any of its Subsidiaries (including Merger Sub) or any of their respective assets is bound, (iii) assuming compliance by Parent with the matters referred to Section 4.4(b), violate or conflict with any Law, Authorization or Order applicable to Parent or any of its Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by Parent or any of its Subsidiaries (including Merger Sub), , except for any such violations, conflicts, defaults and events referred to in clause (i), (ii) and (iii) and for any such violations, conflicts, challenges, remedies, relief, revocations, modifications or Liens referred to in clauses (iii) and (iv) that would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole. Section 4.4(a) of the Parent Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any material Contract to which Parent or any of its Subsidiaries is a party (collectively, “Parent Consents”) in order to preserve all rights of, and benefits to, Parent and its Subsidiaries thereunder.

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(b)          No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity or other Person is required to be made, obtained, performed or given by or with respect to Parent in connection with the execution and delivery of this Agreement and the consummation of the Merger, including no filings required under the HSR Act and the Other Antitrust Laws, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware and (ii) such filings as may be required under the Exchange Act.

4.6           SEC Filings; Financial Statements.

(a)          Parent has made available to the Company all forms, reports and documents (including exhibits and all other information incorporated therein) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) (collectively, the “Parent SEC Reports”). Since January 1, 2012, Parent has filed or furnished all Parent SEC Documents required to be filed or furnished by Parent with the SEC. The Parent SEC Reports (i) at the time they were filed complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          The consolidated financial statements (including, in each case, any related notes) contained or incorporated by reference in the Parent SEC Reports complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC) and fairly presented the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of the unaudited financial statements, to normal year-end recurring adjustments that are not, individually or in the aggregate, material).

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(c)           Parent maintains, and at all times since January 1, 2010 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent that could have a material effect on the financial statements. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2013, and, such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Parent maintained effective internal control over financial reporting as of December 31, 2013. Since January 1, 2012, neither Parent nor Parent’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Parent; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of Parent; or (3) any claim or allegation regarding any of the foregoing. Any material change in internal controls over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Parent SEC Report or in any form, report or document filed by Parent with the SEC since January 1, 2010 has been so disclosed and each significant deficiency and material weakness previously so disclosed have been remediated.

(d)          Parent maintains and has since January 1, 2010 maintained, disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in Parent’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of Parent and the principal financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports. Parent is in compliance in all material respects with all current listing and corporate governance requirements of the OTC.

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(e)          Parent is not a party to, nor does it have any obligation or other commitment to become a party to, any securitization transaction, off-balance sheet partnership, joint venture or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, Parent in Parent’s published financial statements or other Parent SEC Reports.

(f)          As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents. To Parent’s Knowledge, none of the Parent SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent.

4.7           Interim Operations of Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.8           No Undisclosed Liabilities. Parent and its Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in Parent SEC Reports as of March 31, 2014 (the “Parent Balance Sheet Date”) (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Parent Balance Sheet Date and which are not, individually or in the aggregate, material in amount and (c) contractual liabilities which have been incurred in the ordinary course of business.

4.9           Inventory. All material inventory of Parent and its Subsidiaries (including active pharmaceutical ingredients, materials, supplies, parts, work-in-process and finished goods) is of a quality, quantity and condition useable in the ordinary course of business. The quantities of each item of inventory are reasonable in the present circumstances of Parent and its Subsidiaries. All material work in process and finished goods inventory is free of any material defect or other material deficiency. All of such inventory is located at the facilities of Parent or a Subsidiary of Parent and no inventory is held on a consignment basis.

4.10         Taxes.

(a)          As used in this Agreement, the following words and terms have the following definitions:

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(i)          “Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other like governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

(ii)         “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(iii)        “Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

(b)          Each of Parent and its Subsidiaries has duly and timely filed all Tax Returns required to have been filed by Parent or such Subsidiary and will duly and timely file all Tax Returns due between the date hereof and the Closing Date. Each such Tax Return is complete, correct and accurate in all material respects. All Taxes owed by Parent and each Subsidiary of Parent (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). Each of Parent and its Subsidiaries has adequately provided for, in its books of account and related records, all liability for all unpaid Taxes, being current Taxes not yet due and payable.

(c)          Each of Parent and its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d)          Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor has Parent or any of its Subsidiaries made (or had made on its behalf) any requests for such extensions. Neither Parent nor any of its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e)          The Parent SEC Reports indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit. Except as set forth in the Parent SEC Reports there is no Action now pending or threatened in writing against or with respect to Parent or any of its Subsidiaries in respect of any Tax or any assessment or deficiency. There are no Liens for Taxes (other than current Taxes not yet due and payable) upon the assets of Parent. Parent has delivered to Company correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Parent or any of its Subsidiaries since 2008.

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(f)          The Parent SEC Reports lists, as of the date of this Agreement, all jurisdictions in which Parent or any of its Subsidiaries currently files Tax Returns. No claim has been made in writing by an authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

(g)          Neither Parent nor any of its Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local or foreign income Tax Law). None of the assets or properties of Parent or any of its Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. Neither Parent nor any of its Subsidiaries is a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. Neither Parent nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Parent is not a “foreign person” within the meaning of Section 1445 of the Code. Neither Parent nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise tax to the recipient of such payments pursuant to Section 4999 of the Code.

(h)          Neither Parent nor any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. Neither Parent nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement. Neither Parent nor any of its Subsidiaries has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority. Each of Parent and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i)          No Subsidiary of Parent that is incorporated in a non-U.S. jurisdiction has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code. No Subsidiary of Parent is a passive foreign investment company within the meaning of Section 1297 of the Code and neither Parent nor any of its Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company. No Subsidiary of Parent that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged.

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(j)          Neither Parent nor any of its Subsidiaries (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, condensed or unitary group other than a group of which Parent was the common parent, or (iii) has any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by contract or otherwise. Neither Parent nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

(k)          Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Effective Time or (iii) prepaid amount received on or prior to the Effective Time.

(l)          Parent has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(m)          Neither Parent nor, to the Knowledge of Parent, any of its Affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that would reasonably be expected to prevent the Merger from constituting a “reorganization” under Section 368 of the Code. Parent is not aware of any agreement or plan to which Parent or any of its Affiliates is a party or other circumstances relating to Parent or any of its Affiliates that could reasonably be expected to prevent the Merger from so qualifying as a “reorganization” under Section 368 of the Code.

(n)          The unpaid Taxes of Parent (i) did not, as of Parent Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Parent SEC Reports (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Returns. Since Parent Balance Sheet Date Parent has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(o)          Notwithstanding any other provision in this Section 3.09, Parent makes no representation or warranty as to the amount or utility of any net operating losses or credit.

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4.11         Compliance with Law; Permits.

(a)          Each of Parent and its Subsidiaries are, and have been, in compliance in all material respects with all Laws to which Parent and its Subsidiaries are subject, except where such non-compliance would not individually or in the aggregate, be material to Parent and its Subsidiaries taken as a whole. Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity of, been charged by any Governmental Entity with, or, to the Knowledge of Parent, been under investigation by any Governmental Entity with respect to any material violation of any applicable Law, or commenced any internal investigation with respect to any of the foregoing matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole, neither Parent, nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of their respective directors, officers, employees or agents or any other Person authorized to act, and acting, on behalf of Parent or its Subsidiaries has, directly or indirectly, in connection with the business activities of Parent used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage, in each case in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. or the Bribery Act 2010.

(b)          Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity or pursuant to any Law (the “Authorizations”) necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have any of the Authorizations would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole. All Authorizations are in full force and effect, no material default (with or without notice, lapse of time, or both) has occurred under any such Authorization, and none of Parent or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Authorization.

(c)          Parent, each of its Subsidiaries, and each of their respective businesses are being and have been operated, and each service or other product provided by Parent or any of its Subsidiaries (each such service or other product, a “Parent Service”) is being and has been developed, produced, marketed, distributed, tested, and provided, in compliance with all applicable Laws, including but not limited to the U.S. Federal Food, Drug and Cosmetic Act, the Public Health Service Act, the Health Insurance Portability and Accountability Act of 1996 as amended by the HITECH Act of 2009, the anti-kickback provisions of the Social Security Act and all comparable state Laws, all federal and state transparency Laws relating to payments to healthcare providers, all applicable rules and regulations of the U.S. Food and Drug Administration (“FDA”), the Drug Enforcement Administration (“DEA”) and the U.S. Department of Health and Human Services (“HHS”), and any similar legal provisions in any U.S., state or foreign jurisdiction.

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(d)          Parent and each of its Subsidiaries possess all Authorizations required by the FDA, DEA, HHS, and each other applicable Governmental Entity responsible for the regulation of healthcare or life sciences activities (each, a “Healthcare Regulatory Authority”), and each such Authorization required by a Healthcare Regulatory Authority (each a “Healthcare Regulatory Permit”) necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have any of the Authorizations would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole is (i) in good standing, valid and enforceable and (ii) in full and timely compliance with all filing, maintenance, and fee requirements.

(e)          No Healthcare Regulatory Authority or other Person has provided any FDA Form 483, warning letter, untitled letter, Section 305 notice, or any other notice or communication to Parent or any of its Subsidiaries (i) stating that they may be, were or are in violation of any Law or Healthcare Regulatory Permit, or (ii) threatening to revoke, suspend, deem invalid, or refuse to renew any of the Healthcare Regulatory Permits held by Parent or any of its Subsidiaries, nor does Parent have any Knowledge of any facts that could reasonably give rise to such a communication, notice, audit, investigation or inquiry.

(f)          Parent has made available to Company true, complete and accurate copies of all material information regarding the quality, efficacy and safety of Parent’s pharmaceutical product candidates, including product candidates subject to an Investigational New Drug Application (“Investigational Products”). Parent has made available to Company all material correspondence and contact information between Parent, the FDA, EMA and other Governmental Entities regarding the Investigational Products in Parent’s possession, as the case may be, and, to the extent provided to Parent or any subsidiary of Parent, material correspondence between the FDA, EMA and other Governmental Entities relating thereto, including but not limited to (1) reports of inspection observations from any Governmental Entity related to manufacturing facilities where the products are being manufactured, to the extent such report relates to a product, (2) establishment inspection reports from any Governmental Entity, to the extent such report relates to a product, (3) any FDA Form 483s relating to the products or any equivalent thereto from any Governmental Entity in any applicable jurisdiction, (4) any minutes of meetings between Parent and FDA, EMA or other Governmental Entities regarding the products and (5) any notice, warning letter, regulatory letter, Section 305 notice, or any other similar communication to Parent or any of the Subsidiaries stating that their businesses were or are in material violation of any Law, clearance, Authorization, consent, guidance or guideline, or were or are the subject of any material pending or, to the Knowledge of Parent, threatened Governmental Entity investigation, proceeding, review or inquiry.

(g)          Neither Parent, any of its Subsidiaries, nor any officer, director, employee or agent of Parent or any of its Subsidiaries (acting on behalf of Parent or any Subsidiary), has (i) made an untrue statement of a material fact or a fraudulent statement to any Healthcare Regulatory Authority, or failed to disclose a material fact required to be disclosed to any Healthcare Regulatory Authority, (ii) been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any similar Law, (iii) is or has been excluded from participation in any state or federal healthcare program, as defined in 42 USC Section 1320a-7b(f), or (iv) contracted with any employee, contractor, agent, vendor or vendor’s Affiliate knowing that the contracting party is excluded from participation in any state or federal healthcare program.

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(h)          No Person who has conducted research for Parent or any of its Subsidiaries is or has been subject to the FDA’s Application Integrity Policy, or otherwise is under investigation or has been investigated by any Healthcare Regulatory Authority, Institutional Review Board or healthcare institution in any domestic or foreign jurisdiction, with regard to the integrity of data provided to Parent or any of its Subsidiaries.

4.12         Title to Personal Properties.

(a)          With respect to personal properties and assets that they purport to own, including all properties and assets reflected as owned on the Parent Balance Sheet (other than inventory sold in the ordinary course of business since the date thereof), Parent or one of its Subsidiaries has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens. “Permitted Liens” means (i) liens for current real or personal property taxes not yet due and payable and with respect to which Parent maintains adequate reserves, (ii) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of Parent’s or any of its Subsidiaries’ business in any material respect or the present use of the affected property and (iii) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present use of the properties they affect.

(b)          With respect to material personal properties and assets that are leased, Parent or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither Parent nor any of its Subsidiaries nor any other party thereto is in violation of any of the terms of any such lease other than any such violations that would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

4.13         Real Property.

(a)          Parent does not own any real property nor have any interest in real property. The Parent SEC Reports contains a list of all real property and interests in real property leased by Parent or any of its Subsidiaries (the “Real Property”). The Real Property listed on the Parent SEC Reports includes all interests in real property used in or necessary for the conduct of the businesses and operations of Parent and its Subsidiaries as currently conducted.

(b)          With respect to Real Property, Parent has delivered to Company a true and complete copy of every lease and sublease pursuant to which Parent or any Subsidiary of Parent is a party or by which any of them is bound (each, a “Lease”). Parent or one of its Subsidiaries has peaceful, undisturbed and exclusive possession of the Real Property.

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(c)          Neither Parent nor any of its Subsidiaries has received any notice from any Governmental Entity that the Real Property does not comply with all applicable material building and zoning codes, deed restrictions, ordinances and rules.

(d)          To Parent’s Knowledge, there are no pending or threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely affect the current use, occupancy or value thereof.

(e)          No Person other than Parent or a Subsidiary of Parent is in possession of any of the Real Property or any portion thereof, and, to Parent’s Knowledge, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than Parent or a Subsidiary of Parent the right of use or occupancy of the Real Property or any portion thereof.

4.14         Intellectual Property.

(a)          As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b)          The Parent Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by Parent and/or one or more of its Subsidiaries (whether exclusively, jointly with another Person or otherwise) (“Parent Owned Intellectual Property”); provided that the Parent Disclosure Schedule is not required to list items of Parent Owned Intellectual Property which are (i) immaterial to Parent and its Subsidiaries or (ii) not registered or the subject of an application for registration. Except as described in the Parent Disclosure Schedules, Parent or one of its Subsidiaries owns the entire right, title and interest to all Parent Owned Intellectual Property free and clear of all Liens.

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(c)          The Parent SEC Reports lists all licenses, sublicenses and other Contracts (“In-Bound Licenses”) pursuant to which a third party authorizes Parent or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into Parent’s or any of its Subsidiaries’ products and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive; provided, however, that the Parent SEC Reports is not required to list In-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses. Parent Owned Intellectual Property, together with Parent’s and its Subsidiaries’ rights under the In-Bound Licenses listed in the Parent SEC Reports or that are “shrink-wrap” or similar commercially available end-user licenses, collectively, the “Parent Intellectual Property”.

(d)          The Parent SEC Reports lists all licenses, sublicenses and other Contracts (“Out-Bound Licenses”) pursuant to which Parent or any of its Subsidiaries authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Parent Owned Intellectual Property or pursuant to which Parent or any of its Subsidiaries grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

(e)          Parent and/or one or more of its Subsidiaries (i) exclusively owns the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of Parent and its Subsidiaries as they are currently conducted free and clear of Liens (including the design, manufacture, license and sale of all products currently under development or in production), or (ii) otherwise rightfully use or otherwise enjoy such Intellectual Property pursuant to the terms of a valid and enforceable In-Bound License that is listed in the Parent SEC Reports or that is a “shrink-wrap” or similar commercially available end-user license.

(f)          All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by Parent or any of its Subsidiaries (“Parent Registered Items”) that are currently due have been paid and all documents and certificates related to such Parent Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Parent Registered Items. All Parent Registered Items are in good standing.

(g)          Parent is not aware of any challenges (or any reasonable basis therefor) with respect to the validity or enforceability of any Parent Intellectual Property. The Parent Disclosure Schedule lists the status of any Actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of Parent Intellectual Property, including the due date for any outstanding response by Parent or any of its Subsidiaries in such Actions. Neither Parent nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Parent Intellectual Property. The Parent Disclosure Schedule lists all previously held Parent Registered Items that Parent or any of its Subsidiaries has abandoned, cancelled, forfeited or relinquished during the 12 months prior to the date of this Agreement.

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(h)          None of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed, by Parent or any of its Subsidiaries, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. Neither Parent nor any of its Subsidiaries, by conducting its business as currently conducted, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. Neither Parent nor any of its Subsidiaries has received any communication alleging that Parent or any of its Subsidiaries or any of their respective products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to Parent’s Knowledge, is there any basis therefor. No Action has been instituted, or, to Parent’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by Parent or any of its Subsidiaries and none of Parent Intellectual Property is subject to any outstanding Order. To Parent’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of Parent or any of its Subsidiaries or has otherwise misappropriated or is otherwise misappropriating any Parent Intellectual Property.

(i)          Parent and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by Parent or any of its Subsidiaries that is not covered by an issued Patent.

(j)          All current and former employees, consultants and contractors of Parent and its Subsidiaries have executed and delivered agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for Parent and its Subsidiaries (“Work Product Agreements”). No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of Parent Intellectual Property.

(k)          To Parent’s Knowledge, no employee, consultant or contractor of Parent or any of its Subsidiaries has been, is or will be, by performing services for Parent or such Subsidiary, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or independent contractor’s employment by Parent or any Subsidiary or any services rendered by such employee, consultant or independent contractor.

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(l)          All Intellectual Property that has been distributed, sold or licensed to a third party by Parent or any of its Subsidiaries that is covered by a warranty conformed to or conforms to, and performed or performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of Parent or such Subsidiary for the time period during which such representations and warranties apply. True and complete copies have been provided to Parent of all Contracts pursuant to which Parent or any of its Subsidiaries has agreed to indemnify a third party in connection with any Intellectual Property that has been distributed, sold or licensed by Parent or any of its Subsidiaries.

(m)          The execution and delivery of this Agreement by Parent does not, and the consummation of the Merger (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of Parent’s or any of its Subsidiaries’ rights to own any of its Intellectual Property or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

4.15         Absence of Certain Changes or Events. Since the Parent Balance Sheet Date to the date of this Agreement:

(a)          there has not been any material adverse change in the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole;

(b)          neither Parent nor any of its Subsidiaries has amended or otherwise modified its Charter Documents;

(c)          neither Parent nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

(d)          neither Parent nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities other than the grant of Parent Stock Options and the issuance of shares of Parent Common Stock upon exercise of Parent Stock Options or conversion of the Other Purchase Rights, in each case, in the ordinary course of business consistent with past practice;

(e)          neither Parent nor any of its Subsidiaries has altered any term of any outstanding securities;

(f)          neither Parent nor any of its Subsidiaries has (i) increased or modified the compensation or benefits payable or to become payable to any of their respective current or former directors, employees, contractors or consultants, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any of its current or former directors, employees, contractors or consultants or (iii) entered into any employment, severance or termination agreement;

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(g)          neither Parent nor any of its Subsidiaries has sold, leased, transferred or assigned any property or assets of Parent or any of its Subsidiaries, except for the sale of inventory and the grant of Out-Bound Licenses on a non-exclusive basis, in each case in the ordinary course of business consistent with past practice;

(h)          neither Parent nor any of its Subsidiaries has incurred, assumed or guaranteed any Indebtedness, or modified the terms of any Indebtedness outstanding as of Parent Balance Sheet Date;

(i)          neither Parent nor any of its Subsidiaries has incurred any material Liability or created or assumed any Lien on any asset, except for Permitted Liens, Liens arising under lease financing arrangements existing as of Parent Balance Sheet Date and Liens for Taxes not yet due and payable with respect to which Parent maintains adequate reserves;

(j)          neither Parent nor any of its Subsidiaries has made any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;

(k)          neither Parent nor any of its Subsidiaries has entered into any Parent Material Contract;

(l)          (i) no Parent Material Contract has been modified, (ii) no rights under any Parent Material Contract have been waived or accelerated and (iii) no Contract that would be required to be listed as a Parent Material Contract pursuant to Section 4.16 hereof if such Contract were in effect on the date hereof has been terminated or cancelled;

(m)          neither Parent nor any of its Subsidiaries has sold, transferred, pledged or assigned any Parent Intellectual Property;

(n)          there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Parent or any of its Subsidiaries;

(o)          there has not been any violation of or conflict with any Law to which the business, operations, assets or properties of Parent or any of its Subsidiaries are subject, except for any such violations and conflicts that could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole;

(p)          there has not been any material damage, destruction or loss with respect to the property and assets of Parent or any of its Subsidiaries, whether or not covered by insurance;

(q)          neither Parent nor any of its Subsidiaries has made any change in accounting practices;

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(r)          neither Parent nor any of its Subsidiaries has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes; or

(s)          neither Parent nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

4.16         Contracts.

(a)          The Parent SEC Reports contains a complete and accurate list of each Contract or series of related Contracts to which Parent or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:

(i)          for the purchase of materials, supplies, goods, services, equipment or other assets;

(ii)         for the sale by Parent or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets;

(iii)        that requires Parent or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv)        pursuant to which (A) Parent or any of its Subsidiaries purchases components for inclusion into its products other than components purchased solely on a purchase order basis or (B) pursuant to which a third party manufactures or assembles products on behalf of Parent or any of its Subsidiaries;

(v)         that continues over a period of more than six months from the date hereof and involves payments to or by Parent or any of its Subsidiaries exceeding $50,000, other than arrangements disclosed pursuant to the preceding subparagraphs (i) and (ii);

(vi)        that is an employment, consulting, termination or severance Contract, other than any such Contract that is terminable at-will by Parent or any of its Subsidiaries without liability to Parent or such Subsidiary;

(vii)       that is a partnership, joint venture or similar Contract;

(viii)      that is a distribution, dealer, representative or sales agency Contract;

(ix)         that is a (A) Lease or (B) Contract for the lease of personal property;

(x)          which provides for the indemnification by Parent or any of its Subsidiaries of any Person, the undertaking by Parent or any of its Subsidiaries to be responsible for consequential damages, or the assumption by Parent or any of its Subsidiaries of any Tax, environmental or other Liability;

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(xi)         with any Governmental Entity;

(xii)        that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xiii)       for a charitable or political contribution;

(xiv)      for any capital expenditure or leasehold improvement;

(xv)       that restricts or purports to restrict the right of Parent or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(xvi)      that is an In-Bound License or Out-Bound License;

(xvii)     that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise); and

(xviii)    that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

(xix)       that is otherwise material to Parent and its Subsidiaries as a whole and not previously disclosed pursuant to this Section 4.16.

(b)          Each Contract responsive to the above categories(collectively, the “Parent Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms.

(c)          Neither Parent nor any of its Subsidiaries is, and to Parent’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment in any material respect of any obligation, covenant, condition or other term contained in any Parent Material Contract, and neither Parent nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict in any material respect with or result in a violation or breach in any material respect of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Parent Material Contract.

(d)          Parent has provided accurate and complete copies of each Parent Material Contract to Company.

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(e)          All Contracts other than Parent Material Contracts to which Parent or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound, are in all material respects valid and enforceable in accordance with their terms. Neither Parent nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by Parent or any of its Subsidiaries, except in either case where any such default or defaults could not reasonably be expected have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole.

4.17         Litigation.

(a)          There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) pending or, to Parent’s Knowledge, threatened (i) against Parent or any of its Subsidiaries or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger. No event has occurred or circumstances exist that, to Parent’s Knowledge, may give rise or serve as a basis for any such Action. To Parent’s Knowledge, there is no Action against any current or former director or employee of Parent or any of its Subsidiaries with respect to which Parent or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation.

(b)          There is no unsatisfied judgment, penalty or award against or affecting Parent or any of its Subsidiaries or any of their respective properties or assets. There is no Order to which Parent or any of its Subsidiaries or any of their respective properties or assets are subject.

4.18         Employee Benefits.

(a)          The Parent Disclosure Schedule sets forth a complete and accurate list of all Parent Benefit Plans. A current, accurate and complete copy of each Parent Benefit Plan has been provided to the Company. Neither Parent nor any of its Subsidiaries has any intent or commitment to create any additional Parent Benefit Plan or amend any Parent Benefit Plan. “Parent Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, in each case which is sponsored, maintained or contributed to by Parent, any of its Subsidiaries or any ERISA Affiliate, or with respect to which Parent, any of its Subsidiaries or any ERISA Affiliate otherwise has any present or future Liability. “ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, Parent or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.

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(b)          Each Parent Benefit Plan has been and is currently administered in compliance in all material respects with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Parent Benefit Plan. Each Parent Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has received a determination letter (or opinion letter) from the Internal Revenue Service to the effect that such Pension Plan and the trust created thereunder is so qualified and tax-exempt, and no such determination or opinion letter has been revoked nor, to Parent’s Knowledge, has revocation been threatened, and no condition exists that would adversely affect any such determination. No Parent Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(c)          None of Parent, any Subsidiary of Parent, any ERISA Affiliate or any trustee or agent of any Parent Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject Parent, any Subsidiary of Parent, any ERISA Affiliate or any trustee or agent of any Parent Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

(d)          There is no event or condition existing which could be deemed a “reportable event” (within the meaning of Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived. To Parent’s Knowledge, no condition exists which could subject Parent or any of its Subsidiaries to a penalty under Section 4071 of ERISA.

(e)          None of Parent, any Subsidiary of Parent or any ERISA Affiliate is, or has been, party to, sponsored, maintained, participated in, contributed to, or had any obligation to participate in or contribute to, any “multi-employer plan,” as that term is defined in Section 3(37) of ERISA.

(f)          True and correct copies of (i) the most recent annual report on Form 5500 and any attached schedules for each Parent Benefit Plan (if any such report was required by applicable Law), (ii) the most recent determination letter issued by the Internal Revenue Service for each Pension Plan, (iii) the most recent summary plan description for each Parent Benefit Plan for which such summary plan description is required, (iv) each trust agreement, group annuity contract or other funding vehicle relating to any Parent Benefit Plan and (v) the most recent financial statements and actuarial reports for each Parent Benefit Plan (if any), have been provided to or made available to Parent.

(g)          With respect to each Parent Benefit Plan, there are no Actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to Parent’s Knowledge, threatened against any Parent Benefit Plan, Parent, any Subsidiary of Parent, any ERISA Affiliate or any trustee or agent of any Parent Benefit Plan.

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(h)          With respect to each Parent Benefit Plan to which Parent, any Subsidiary of Parent or any ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Parent Benefit Plan complies, and in each case has complied, in all material respects with all applicable requirements of Section 4980B of the Code.

(i)          Full payment has been made of all amounts which Parent, any Subsidiary of Parent or any ERISA Affiliate was required to have paid as a contribution to any Parent Benefit Plan as of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement. No Parent Benefit Plan is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code.

(j)          Each Parent Benefit Plan is, and its administration is and has been during the six-year period preceding the date of this Agreement, in all material respects in compliance with, and none of Parent, any Subsidiary of Parent or any ERISA Affiliate has received any claim or notice that any such Parent Benefit Plan is not in material compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.

(k)          None of Parent, any Subsidiary of Parent and any ERISA Affiliate is in default in any material respect in performing any of its contractual obligations under any of Parent Benefit Plans or any related trust agreement or insurance contract.

(l)          There are no material outstanding Liabilities of any Parent Benefit Plan other than Liabilities for benefits to be paid to participants in any Parent Benefit Plan and their beneficiaries in accordance with the terms of such Parent Benefit Plan.

(m)          Subject to ERISA and the Code, each Parent Benefit Plan may be amended, modified, terminated or otherwise discontinued by Parent, a Subsidiary of Parent or an ERISA Affiliate at any time without liability.

(n)          No Parent Benefit Plan other than a Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment.

(o)          With respect to each Parent Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), such Parent Benefit Plan (including any Parent Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of Parent or any of its Subsidiaries or terminated, in each case, without material liability to Parent and its Subsidiaries on or at any time after the Effective Time.

(p)          No Parent Benefit Plan provides health, medical or other welfare benefits or insurance after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other applicable Law).

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(q)          The consummation of the Merger will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of Parent or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result in the payment or series of payments by Parent or any of its Affiliates to any Person of an “excess parachute payment” within the meaning of Section 280G of the Code.

(r)          With respect to each Parent Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of Parent, any Subsidiary of Parent or any ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

(s)          Each Parent Benefit Plan that constitutes a “welfare benefit plan,” within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by Parent, any Subsidiary of Parent or any ERISA Affiliate as deductions under any provision of the Code, is in compliance in all material respects with all applicable requirements pertaining to such deduction. With respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code. All welfare benefit funds intended to be exempt from tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.

(t)          The Parent Disclosure Schedule sets forth all Parent Benefit Plans covering employees of Parent or any of its Subsidiaries outside of the United States (the “Foreign Plans”). The Foreign Plans have been operated in accordance, and are in compliance, in all material respects with their constituent documents and all applicable Laws. There are no material unfunded Liabilities under or in respect of the Foreign Plans, and all contributions or other payments required to be made to or in respect of the Foreign Plans prior to the Closing Date have been made or will be made prior to the Closing Date.

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4.19         Labor and Employment Matters.

(a)          The Parent Disclosure Schedule sets forth (i) (A) a list of all directors, employees, contractors and consultants of Parent and its Subsidiaries (including title and position) as of the date hereof, and (B) the base compensation and benefits of each such director, employee, consultant and consultant, and (ii) a list of all former directors, employees, contractors and consultants of Parent and each of its Subsidiaries who are receiving benefits or scheduled to receive benefits in the future, and the pension benefit, medical insurance coverage and other benefits of each such director, employee, contractor and consultant. All directors, employees, contractors and consultants of Parent and its Subsidiaries may be terminated by Parent or the relevant Subsidiary at any time with or without cause and without any severance or other Liability to Parent or such Subsidiary. The individuals listed in Section 4.19(a) of the Parent Disclosure Schedule have been properly characterized as independent contractors using the applicable rules and regulations of the Internal Revenue Service.

(b)          Neither Parent nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining Contract. There have not been since January 1, 2008 and there are not pending or threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any Actions or arbitrations which involve the labor or employment relations of Parent or any of its Subsidiaries. There is no unfair labor practice, charge or complaint pending, unresolved or, to Parent’s Knowledge, threatened before the National Labor Relations Board. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.

(c)          Each of Parent and its Subsidiaries has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. Each of Parent and its Subsidiaries has filed all material reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(d)          Each of Parent and its Subsidiaries has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(e)          Neither Parent nor any of its Subsidiaries is a party to any Contract which restricts Parent or any of its Subsidiaries from relocating, closing or terminating any of its operations or facilities or any portion thereof. Neither Parent nor any of its Subsidiaries have effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) or (ii) a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of Parent or any of its Subsidiaries, except in accordance with the WARN Act. The consummation of the Merger will not create liability for any act by Parent or any of its Subsidiaries on or prior to the Closing Date under the WARN Act or any other Law respecting reductions in force or the impact on employees on plant closings or sales of businesses.

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(f)          Each of Parent and its Subsidiaries has complied and is in compliance in all material respects with the requirements of the Immigration Reform and Control Act of 1986. The Parent Disclosure Schedule sets forth a true and complete list of all employees working in the United States who are not U.S. citizens and a description of the legal status under which each such employee is permitted to work in the United States. All employees of Parent and its Subsidiaries who are performing services for Parent or any of its Subsidiaries in the United States are legally able to work in the United States and will be able to continue to work in the United States following the Merger.

4.20         Environmental.

(a)          As used in this Agreement, the following words and terms have the following definitions:

(i)          “Environment” means all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

(ii)         “Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law or otherwise asserting that Parent or any of its Subsidiaries has incurred any Environmental Liability.

(iii)        “Environmental Clean-up Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action related to or arising from any alleged violation of any Environmental Law, or at which there has been a threatened or actual Release of a Hazardous Substance.

(iv)        “Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non-U.S. Laws and regulations of similar import, and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.

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(v)         “Environmental Liabilities” means Liabilities based upon or arising out of (A) the ownership or operation of the business of Parent or any of its Subsidiaries or (B) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by Parent or any of its Subsidiaries, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Substance or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances.

(vi)        “Environmental Permit” means any Authorization under Environmental Law, and includes any and all Orders issued or entered into by a Governmental Entity under Environmental Law.

(vii)       “Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

(viii)      “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

(b)          Each of Parent and its Subsidiaries has secured, and is in compliance in all material respects with, all Environmental Permits required in connection with its operations and the Real Property. Each Environmental Permit, together with the name of the Governmental Entity issuing such Environmental Permit, is set forth in the Parent SEC Reports. All such Environmental Permits are valid and in full force and effect and none of such Environmental Permits will be terminated or impaired or become terminable as a result of the Merger. Each of Parent and its Subsidiaries have been, and are currently, in compliance in all material respects with all Environmental Laws. Neither Parent nor any of its Subsidiaries has received notice alleging that Parent or any of its Subsidiaries is not in such compliance with Environmental Laws.

(c)          There are no past, pending or, to Parent’s Knowledge, threatened Environmental Actions against or affecting Parent or any of its Subsidiaries, and Parent is not aware of any facts or circumstances which could be expected to form the basis for any Environmental Action against Parent or any of its Subsidiaries.

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(d)          Neither Parent nor any of its Subsidiaries has entered into or agreed to any Order, and neither Parent nor any of its Subsidiaries is subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

(e)          No Lien has been attached to, or asserted against, the assets, property or rights of Parent or any of its Subsidiaries pursuant to any Environmental Law, and, to Parent’s Knowledge, no such Lien has been threatened. To Parent’s Knowledge, there are no facts, circumstances or other conditions that could be expected to give rise to any Liens on or affecting any Real Property.

(f)          There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Real Property or any other property currently or formerly owned, operated or leased by Parent or any of its Subsidiaries. No Hazardous Substances are present in, on, about or migrating to or from any Real Property that could be expected to give rise to an Environmental Action against Parent or any of its Subsidiaries.

(g)          Neither Parent nor any of its Subsidiaries has received a CERCLA 104(e) information request nor has Parent or any of its Subsidiaries been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state Law. Neither Parent nor any of its Subsidiaries has received an analogous notice or request from any non-U.S. Governmental Entity.

(h)          Neither Parent nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.

(i)          Parent has provided to Parent true and complete copies of, or access to, all written environmental assessment materials and reports that have been prepared by or on behalf of Parent or any of its Subsidiaries.

4.21         Related Party Transactions. There are no Contracts of any kind, written or oral, entered into by Parent or any of its Subsidiaries with, or for the benefit of, any officer, director or stockholder of Parent or, to the Knowledge of Parent, any Affiliate of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been provided to the Company and are listed on the Parent SEC Reports or on Schedule 4.21 of the Parent Disclosure Schedule, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Parent Benefit Plans of which copies have been provided to the Company. To the Knowledge of Parent, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which Parent or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with Parent or any of its Subsidiaries (other than ownership of securities in a publicly traded company representing less than one percent of the outstanding stock of such company). No officer or director of Parent or any of its Subsidiaries or member of his or her immediate family or greater than 5% stockholder of Parent or, to the Knowledge of Parent, any Affiliate of any of them or any employee of Parent or any of its Subsidiaries is directly or indirectly interested in any Parent Material Contract.

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4.22         Insurance.

(a)          The Parent has made available to the Company (i) an accurate and complete list of each insurance policy, binder of insurance and fidelity bond which covers Parent or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”) and (ii) a list of all pending claims and the claims history for Parent and each Subsidiary during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b)          The Parent SEC Reports describes any self-insurance arrangement by or affecting Parent or any of its Subsidiaries, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three years.

(c)          All Policies are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to Parent and its Subsidiaries following the Merger. Such Policies provide adequate insurance coverage for Parent and its Subsidiaries and their respective businesses, properties, assets and employees, and are sufficient in all material respects for compliance with all Laws and Contracts to which Parent or any of its Subsidiaries is a party or by which it is bound.

(d)          All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. Neither Parent nor any of its Subsidiaries has received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the business of Parent or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. Parent has no Knowledge of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

4.23         Books and Records. The minute books of Parent (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors) are correct and complete in all material respects, and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of Parent.

4.24         Products. Parent and its Subsidiaries do not manufacture, sell or distribute any product or service.

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4.25         Brokers or Finders. There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of Parent or Parent Stockholders who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement. No claim exists or will exist against Parent, any of its Subsidiaries or the Surviving Corporation or, based on any action by Parent or any of its Subsidiaries, against Parent for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

4.26         No Illegal Payments. None of Parent, any of its Subsidiaries or, to the Knowledge of Parent, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to Parent or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which Parent, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, or (d) had any off-book bank or cash accounts or “slush funds.”

4.27         Suppliers. The Parent SEC Reports sets forth the names of all of the material suppliers to Parent and its Subsidiaries. No such supplier has threatened to cancel or otherwise terminate, its relationship with Parent and its Subsidiaries. Neither Parent nor any of its Subsidiaries has received notice that any such supplier may cancel or otherwise materially and adversely modify its relationship with Parent or such Subsidiary or limit its services, supplies or materials to Parent or such Subsidiary, as a result of the Merger or otherwise.

4.28         Powers of Attorney. Except as set forth in the Parent SEC Reports, there are no outstanding powers of attorney executed by or on behalf of Parent or any of its Subsidiaries in favor of any Person.

ARTICLE V

COVENANTS OF THE COMPANY

5.1           Company Stockholders’ Meeting. Immediately after the execution of this Agreement, the Company shall take all action necessary under the DGCL and its Charter Documents (a) to take action by written consent in lieu of a meeting of the Company Stockholders to approve and adopt this Agreement and the Merger (the “Company Stockholders’ Consent”), (b) circulate an Information Statement (the “Information Statement”) relating to the Company Stockholders’ Consent and (c) to solicit the Company Stockholder Approval. The Information Statement shall include a statement that the Board of Directors of the Company has recommended that the Company Stockholders vote in favor of the Company Stockholder Approval. At the time the Information Statement is first circulated to the Company Stockholders, at the time the Company Stockholders vote on the adoption of this Agreement and at the Effective Time, the Information Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Board of Directors of the Company will, by unanimous vote of the directors in office, recommend that the Company Stockholder Approval be given and will use its reasonable best efforts to solicit from the Company Stockholders the Company Stockholder Approval. Neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company Stockholders vote in favor of and adopt this Agreement.

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5.2           Sale of Shares Pursuant to Regulation D. The Company acknowledges that the offer and sale of shares of Parent Common Stock to the Company Stockholders pursuant to the Merger is intended to be exempt from registration under Regulation D promulgated under the Securities Act (“Regulation D”) and such shares may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and applicable state securities Laws or pursuant to an exemption therefrom. The certificates representing shares of Parent Common Stock shall bear a legend to the effect described above and shall include such additional legends as necessary to comply with applicable federal and state securities Laws and other applicable restrictions. Prior to the Effective Time, the Company shall not take any action that would cause the number of Company Stockholders who are not “accredited investors” as defined in Regulation D to exceed 35. The Company acknowledges that Parent is relying on certain written representations by each Company Stockholder to determine whether the offer and sale of shares of Parent Common Stock to the Company Stockholders pursuant to the Merger meets the conditions of Regulation D.

5.3           Section 280G of the Code. If applicable, immediately after execution of this Agreement, the Company will use its reasonable best efforts to obtain stockholder approval of the payment of any amounts or provision of any benefits by the Company or any of its Affiliates to any Person in connection with the Merger that, in the absence of such approval, would be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code. If such stockholder approval is not obtained, neither the Company nor any Subsidiary will pay or provide such payments or benefits pursuant to waivers of such payments and benefits executed by the affected Persons in form and substance reasonably satisfactory to Parent.

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ARTICLE VI

COVENANTS OF PARENT

6.1           Benefit Plans. Parent shall take all reasonable actions necessary to allow eligible employees of the Company that will be employees of the Surviving Corporation (“Transitioned Employees”), to participate in benefit programs which are substantially comparable to those maintained for the benefit of, or offered to, similarly situated employees of Parent, as soon as practicable after the Effective Time, to the extent permitted by the terms of such Parent benefit plan or any insurance contract or agreement applicable thereto; provided, however, that in the case of plans for which the Company maintains a plan offering the same type of benefit, such participation need not be offered by Parent until the corresponding plan of the Company ceases to be available or is terminated after the Effective Time. Parent will recognize employment services of each Transitioned Employee with the Company for purposes of eligibility and vesting (but not benefit accrual) under any benefit plan of Parent. Each Transitioned Employee’s years of service with the Company and any of its Subsidiaries shall be otherwise recognized for all general employment purposes, including seniority, vacation, personal time and similar general employment purposes; provided, that any vacation time offered by Parent in the calendar year of the Effective Time to any Transitioned Employee shall be offset by any vacation time used by or paid to a Transitioned Employee by the Company or any of its Subsidiaries in the calendar year of the Effective Time. In addition, Parent will (a) waive all limitations as to preexisting conditions, exclusions, waiting periods and service requirements with respect to participation and coverage requirements applicable to Transitioned Employees under any group health plan sponsored by Parent, except to the extent such preexisting conditions, exclusion, waiting period or service requirement had not been satisfied by any such Transitioned Employee as of the Effective Time under a group health plan sponsored by the Company or any of its Subsidiaries; and (b) provide each Transitioned Employee with credit for any deductible, copayment and out-of-pocket limits applicable to such employees under any such group medical plan sponsored by the Company or any of its Subsidiaries and paid by the Transitioned Employee prior to the Effective Time during the calendar year of the Effective Time. Transitioned Employees of the Company as of the Effective Time shall be permitted to participate in the Parent ESPP commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with the Company).

6.2           2008 Plan Amendment. Parent shall take all action necessary under all applicable Laws, Parent's certificate of incorporation and bylaws and the rules of NASDAQ, if applicable, to include a proposal in the proxy statement to be mailed to Parent’s stockholders (the “Proxy Statement”) in connection with Parent’s next annual meeting of the holders of the shares of Parent Common Stock, to be held not later than December 31, 2014 (including any adjournment or postponement thereof, the "Parent Stockholders' Meeting") to vote on an amendment and restatement to Parent’s 2008 Incentive Compensation Plan to increase the number of shares currently available for award by 1,700,000 shares, subject to adjustment for forward and reverse stock splits, stock combinations and other similar transactions that occur after the Effective Date and prior to the Parent Stockholders’ Meeting (the “2008 Plan Amendment”). Parent shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or its staff concerning the Proxy Statement and shall cause the Proxy Statement to be mailed to Parent's stockholders as promptly as practicable after the resolution of any such comments. Parent shall ensure that all proxies solicited by Parent in connection with the Parent Shareholders' Meeting are solicited in compliance with all applicable Legal Requirements. Parent shall use commercially reasonable efforts to obtain the approval of Parent stockholders for such vote.

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ARTICLE VII

COVENANTS OF THE COMPANY AND PARENT

7.1           Blue-Sky Laws. Parent shall take reasonable steps to comply with the securities and blue sky Laws of all jurisdictions which are applicable to the offer and sale of shares of Parent Common Stock pursuant to the Merger.

7.2           Tax-Free Reorganization. Parent and the Company shall (and following the Effective Time, Parent shall cause the Surviving Corporation to) take no action that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, Parent, Merger Sub and the Company shall report the Merger on their Tax Returns as such a reorganization and shall comply with the reporting and record keeping requirements of Treasury Regulations Section 1.368-3.

7.3           Expenses. Each of Parent and the Company shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Merger is consummated.

7.4           Public Announcements. Neither Parent, Merger Sub nor the Company shall make, or cause to be made, any press release or other public statement or any statement to any analyst or member of the press concerning the transactions contemplated by this Agreement without the approval of the other party hereto; provided, however, that Parent may, without such approval, but with prior notice to the Company, make such press releases or other public statements as it reasonably believes are required under applicable securities Laws.

ARTICLE VIII

CLOSING DELIVERABLES

8.1           Company Closing Deliverables. At or prior to the Closing, the Company shall deliver to Parent the following agreements and documents, each of which shall be in full force and effect as of the Closing:

(a)          The President and the Secretary of the Company shall have executed and delivered to Parent a certificate signed by the President and the Secretary of the Company in a form reasonably acceptable to Parent as to the capitalization of the Company immediately prior to the Effective Time and the allocation of the Merger Consideration among the holders of shares of Company Common Stock (including shares of Company Common Stock issued upon conversion, exercise and/or exchange of Other Purchase Rights) and Company Stock Options (collectively, the “Company Equity Holders”) pursuant to the Merger (the “Allocation Certificate”). The Allocation Certificate shall set forth (a) a true and complete list of the Company Equity Holders immediately prior to the Effective Time and the number of shares of Company Common Stock and/or Company Stock Options owned by each such Company Equity Holder, and (b) the allocation of the Merger Consideration among the Company Equity Holders pursuant to the Merger.

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(b)          Each Company Stockholder who is an “accredited investor” shall have executed and delivered to Parent a Company Stockholder Letter Agreement in the form attached as Exhibit B-1 hereto. Each Company Stockholder who is not an “accredited investor” shall have executed and delivered to Parent a Company Stockholder Letter Agreement in the form attached as Exhibit B-2 hereto. Based on such letters there shall be no more than 35 Company Stockholders who are non-accredited investors.

(c)          The Company shall have obtained the Company Consent of each Person whose Company Consent is required under the Company Material Contracts set forth in Schedule 8.1(c) and shall have provided evidence of each such Company Consent in form and substance satisfactory to Parent.

(d)          The Company shall have delivered to Parent evidence in form and substance satisfactory to Parent that the Contracts listed on Schedule 8.1(d) have been terminated.

(e)           Each of the individuals set forth on Schedule 8.1(e) shall have executed and delivered to Parent an Offer Letter in the form attached as Exhibit C hereto (each, a “Offer Letter”).

(f)          The Company shall have delivered to Parent a duly executed and certified statement in a form attached Exhibit D hereto, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3) (the “FIRPTA Certificate”).

(g)          The Company shall have delivered to Parent resignations from the directors set forth on Schedule 8.1(g)(A) of the Company and each Subsidiary of the Company set forth on Schedule 8.1(g)(B) in office immediately prior to the Effective Time.

(h)          The Company shall have delivered to Parent certificates of good standing for the Company from the Secretary of State of the State of Delaware and California, each dated a reasonable date prior to the Closing Date, and certificates of good standing for the Subsidiaries of the Company from the applicable Governmental Entities in each such Subsidiary’s jurisdiction of organization.

8.2           Parent Closing Deliverables. At or prior to the Closing, Parent shall deliver to the Company the following agreements and documents, each of which shall be in full force and effect as of the Closing:

(a)          Parent shall have obtained the Parent Consent of each Person whose Parent Consent is required under the Parent Material Contracts set forth in Schedule 8.2(a) and shall have provided evidence of each such Parent Consent in form and substance satisfactory to Parent.

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(b)          The Parent shall have delivered to the Company evidence in form and substance satisfactory to the Company that the Contracts listed on Schedule 8.2(b) have been terminated.

(c)          Parent shall have executed and delivered to the Company each Offer Letter.

(d)          Parent shall have delivered to the Company resignations from the directors and officers set forth on Schedule 8.2(d)(A) and each Subsidiary of Parent in office immediately prior to the Effective Time and satisfactory evidence of the appointment of the individuals set forth on Schedule 8.2(d)(C) to the Board of Directors of Parent effective as of the Effective Time.

(e)          Parent shall have delivered to the Company certificates of good standing for Parent from the Secretary of State of the State of Delaware and, each dated a reasonable date prior to the Closing Date, and certificates of good standing for the Subsidiaries of the Company from the applicable Governmental Entities in each such Subsidiary’s jurisdiction of organization.

ARTICLE IX

TERMINATION.

9.1           Termination. This Agreement may be terminated by Parent and the Merger abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub) if the Company Stockholder Approval is not obtained by 11:59 pm United States Eastern Time on the date of this Agreement.

9.2           Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company or Parent or their respective officers, directors, stockholders or Affiliates; provided, however, that the provisions of Section 7.4 (Public Announcements) and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1         Survival. All representations and warranties of the Company and Parent contained in this Agreement, or in any certificate or other document delivered pursuant hereto, shall expire as of the Closing or termination pursuant to Section 9.1.

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10.2         Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Parent or Merger Sub, to:

Senesco Technologies, Inc.

721 Route 202/206, Suite 130

Bridgewater, NJ 08807

Attn: Chief Executive Officer

Facsimile: (908) 864-4440

With a required copy to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540

Attn: Emilio Ragosa

Facsimile: (609) 919-6701

If to the Company, to:

Fabrus, Inc.

10777 Science Center Drive

San Diego, CA 92121

Attn: President

With a required copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attn: Jason L. Kent

Facsimile: (858) 550-6420

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.3         Amendments and Waivers.

(a)          Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that, after adoption of this Agreement by the Company Stockholders, no amendment or waiver shall be made which by Law requires further approval by the Company Stockholders without such further approval.

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(b)          No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)          To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

10.4         Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

10.5         Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.6         Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, and (b) the United States District Court sitting in New Castle County in the State of Delaware or Delaware Superior Court, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such Action either in the Court of Chancery of the State of Delaware or if such Action may not be brought in such court for jurisdictional reasons, in the United States District Court sitting in New Castle County in the State of Delaware or Delaware Superior Court. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Action in the State of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.6. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Chancery of the State of Delaware, or (ii) the United States District Court sitting in New Castle County in the State of Delaware or Delaware Superior Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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10.7         Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

10.8         Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

10.9         Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Acquisition. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

10.10         Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.11         Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12         Specific Performance. Parent and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

ARTICLE XI

DEFINITIONS

11.1         Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 11.1, or in the applicable Section of this Agreement to which reference is made in this Section 11.1.

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“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“CCC” means the California Corporations Code.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

“Exchange Ratio” means 0.376939.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (d) any guaranty of any of the foregoing.

“Knowledge” of the Company or any similar phrase means, with respect to any fact or matter, the actual knowledge of Vaughn Smider, James Graziano and Miguel de los Rios together with such knowledge that such individual could be expected to discover after reasonable inquiry concerning the existence of the fact or matter in question. “Knowledge” of Parent or any similar phrase means, with respect to any fact or matter, the actual knowledge of Les Browne, Joel Brooks and Richard Dondero together with such knowledge that such directors, executive officers and other employees could be expected to discover after reasonable inquiry concerning the existence of the fact or matter in question. With respect to Intellectual Property, “Knowledge” does not require a Person to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark or other Intellectual Property rights clearance searches; provided, that any such opinions or searches that have been conducted or obtained will not be excluded from the term “Knowledge” as a result of this sentence.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, Order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

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“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

“Parent Common Stock” means the shares of the Common Stock of Parent, par value $0.01 per share.

“Parent Common Stock Equivalents” means options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or any other Contracts that, directly or indirectly, could require Parent to issue, sell or otherwise cause to become outstanding shares of Parent Common Stock.

“Parent Stock Options” means options to purchase shares of Parent Common Stock issued pursuant to the Parent Stock Option Plans.

“Parent Stock Option Plans” means Parent’s 1998 Stock Incentive Plan and Parent’s 2008 Incentive Compensation Plan.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“$” means United States dollars.

11.2         Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

2008 Plan Amendment	6.2
Action	3.16(a);4.17(a)
Agreement	Preface
Allocation Certificate	8.1(a)
Authorizations	3.10(b);4.11(b)
CERCLA	3.19(a)(iv)
Certificates	2.2(b)
Charter Documents	3.1(b)
Closing	1.2
Closing Date	1.2

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Code	Recitals
Company	Preface
Company Benefit Plan	3.17(a)
Company Balance Sheet	3.6(b)
Company Balance Sheet Date	3.6(b)
Company Common Stock	2.1(a)
Company Common Stock Equivalents	2.1(a)
Company Consents	3.5(a)
Company Disclosure Schedule	Preamble Article III
Company Equity Holders	8.1(a)
Company Financial Statements	3.6(a)
Company Intellectual Property	3.13(c)
Company Material Contracts	3.15(b)
Company Owned Intellectual Property	3.13(b)
Company Registered Items	3.13(f)
Company Restricted Shares	2.1(c)
Company Service	3.10(c)
Company Shares	3.2(a)
Company Stockholder	2.1(b)
Company Stockholder Approval	3.4(b)
Company Stockholders’ Consent	5.1
Company Stock Option Plan	2.1(a)
Company Stock Options	2.1(a)
Company Treasury Shares	2.1(b)(ii)
Copyrights	3.13(a)(v);4.14(a)(v)
DEA	3.10(c);4.11(c)
DGCL	1.1
Dissenting Shares	2.4(a)
Effective Time	1.2
Environment	3.19(a)(i);4.20(a)(i)
Environmental Action	3.19(a)(ii);4.20(a)(ii)
Environmental Clean-Up Site	3.19(a)(iii);4.20(a)(iii)
Environmental Laws	3.19(a)(iv);4.20(a)(iv)
Environmental Liabilities	3.19(a)(v);4.20(a)(v)
Environmental Permit	3.19(a)(vi);4.20(a)(vi)
ERISA	3.17(a);4.18(a)
ERISA Affiliate	3.17(a);4.18(a)
Exchange Act	4.6(a)
FDA	3.10(c);4.11(c)

FIRPTA Certificate	8.1(f)
Foreign Plans	3.17(t);4.18(t)
GAAP	3.6(b)
Hazardous Substances	3.19(a)(vii);4.20(a)(vii)
Healthcare Regulatory Authority	3.10(d);4.11(d)
Healthcare Regulatory Permit	3.10(d); 4.11(d)

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HHS	3.10(c);4.11(c)
HSR Act	3.5(b)
In-Bound Licenses	3.13(c);4.14(c)
Information Statement	5.1(b)
Intellectual Property	3.13(a);4.14(a)
Intellectual Property Rights	3.13(a)(v);4.14(a)(v)
Interim Company Balance Sheet	3.6(b)
Interim Company Balance Sheet Date	3.6(b)
Investigational Products	3.10(f);4.11(f)
Lease	3.12(b);4.13(b)
Liabilities	3.7; 4.8
Liens	3.3(a)
Marks	3.13(a)(v);4.14(a)(v)
Merger	1.1
Merger Consideration	2.1(b)(i)
Merger Sub	Preface
Offer Letter	8.1(e)
Other Antitrust Laws	3.5(b)
Other Company Purchase Rights	3.2(d)(iii)
Other Parent Purchase Rights	4.2(d)(iii)
Out-Bound Licenses	3.13(d);4.14(d)
Parent	Preface
Parent Balance Sheet Date	4.8(a)
Parent Benefit Plan	4.18(a)
Parent Consents	4.5(a)
Parent Disclosure Schedule	Preamble Article IV
Parent ESPP	TBD
Parent Intellectual Property	4.14©
Parent Owned Intellectual Property	4.14(b)
Parent Preferred Stock	4.2(a)
Parent Registered Items	4.14(f)
Parent SEC Reports	4.6(a)
Parent Service	4.11(c)
Parent Stockholders’ Meeting	6.2
Parent Shares	4.2(d)
Parent Stockholder	4.2(h)
Patents	3.13(a)(v);4.14(a)(v)
Pension Plan	3.17(b);4.18(b)
Permitted Liens	3.11(a); 4.12(a)
Policies	3.21(a);4.22(a)
Proprietary Information	3.13(a)(i);4.14(a)(i)
Proxy Statement	6.2
RCRA	3.19(iv);4.20(a)(iv)
Real Property	3.12(a);4.13(a)
Regulation D	5.2
Release	3.19(a)(viii);4.20(a)(viii)

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Replacement Option	2.6
Restricted Shares Agreements	2.1(c)
SEC	4.6(a)
Securities Act	4.6(a)
Software	3.13(a)(iv);4.149(a)(iv)
Surviving Corporation	1.1
Tax	3.9(a)(i); 4.10(a)(i)
Taxing Authority	3.9(a)(iii); 4.10(a)(iii)
Tax Returns	3.9(a)(ii); 4.10(a)(ii)
Transfer Agent	2.2(a)
Transitioned Employees	6.1
WARN Act	3.18(e);4.19(e)
Work Product Agreements	3.13(j);4.14(j)

11.3         Interpretation.

(a)          The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)          The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)          When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d)          The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)          A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f)          Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)          The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h)          All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

SENESCO TECHNOLOGIES, INC.

By:	/s/ Leslie J. Browne, Ph.D.
Name:	Leslie J. Browne, Ph.D.
Title:	President and Chief Executive Officer

SENESCO FAB ACQUISITION CORPORATION

By:	/s/ Leslie J. Browne, Ph.D.
Name:	Leslie J. Browne, Ph.D.
Title:	President

FABRUS, INC.

By:	/s/ Vaughn Smider
Name:	Vaughn Smider
Title:	President

EXHIBIT A

MERGER CONSIDERATION

(Schedule A is incorporated herein by reference)

“Merger Consideration” means:

1.	0.376939 of a share of Parent Common Stock;

2.	0.088978 warrants to purchase a share of Parent Common Stock with an exercise price of $3.00 per share and an expiration date of June 16, 2014;

3.	0.002911 warrants to purchase a share of Parent Common Stock with an exercise price of $4.00 per share and an expiration date of June 16, 2014;

4.	0.098258 warrants to purchase a share of Parent Common Stock with an exercise price of $4.00 per share and an expiration date of December 16, 2016;

5.	0.000271 warrants to purchase a share of Parent Common Stock with an exercise price of $2.00 per share and an expiration date of September 30, 2016; and

6.	0.004913 warrants to purchase a share of Parent Common Stock with an exercise price of $2.00 per share and an expiration date of May 1, 2019.

Each Company Stock Option receives 0.376939 Replacement Options.